UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.  )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
MOTORCAR PARTS OF AMERICA, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Valued Shareholders:
Fiscal 2024 was a period of meaningful accomplishments for Motorcar Parts of America – particularly with regard to strong cash flow generation, the pay down of net bank debt and other initiatives focused on enhancing near- and long-term shareholder value. Highlights include:
✔	Generated approximately $39.2 million of cash from operating activities;
✔	Reduced net bank debt by $32.5 million to $114.0 million from $146.5 million;
✔	Paid off and retired our $11.25 million term loan;
✔
Instituted a vendor supply chain financing program to support our strategy for neutralization of working capital, we have already extended total days outstanding by 30 days which will reduce working capital by $20 million;

✔	Increased sales by 5.1% to a record $717.7 million;
✔	Increased gross profit dollars[1] by 16.3% to $132.6 million;
✔	Increased operating income by 26.5% to $46.1 million;
✔	Experienced meaningful brake-related product line growth for both our branded Quality-Built and private label brake products;
✔	Accelerated sales growth for our recently launched business into the Mexican market;
✔	Secured new business and further commitments for our JBT-1 bench-top testers from all the major automotive retailers in North America;
✔	Opened a new facility in Malaysia to support manufacturing of wheel hub products for direct shipments to customers;
✔	Restructured our credit agreement to eliminate the senior leverage ratio financial covenant; and
✔
Saved over 67,694 tons of raw materials, recycled over 3,000 tons of water, 6,415 tons of cardboard and 14,523 tons of metal and contributed to the remanufacturing industries more than 400 trillion BTU’s of energy savings by remanufacturing and recycling.

Our strategy moving forward includes four major initiatives: 1) to grow sales in all product lines with an emphasis on our branded products, 2) increase gross margins, 3) neutralize working capital, and 4) continue to enhance cash flow generation.
With respect to sales, we have secured large commitments for new business for our three largest product lines and our rotating electrical diagnostic business. In addition, we have ongoing smaller sales gains in most of our product lines. Our focus is on maintaining industry leading service levels for our customers and providing value added services along with superior quality products. Of significant importance, besides gaining market share in all our product lines, we are focused on building national recognition for our professional installer line, Quality Built. This business increased 40% over the past two years. As we increase our share in these key professional installer categories for any one product line, it will enable us to sell our other categories, leading to additional overhead absorption and margin accretion.
With respect to margin accretion, we are focused on two areas: firstly, reducing costs, through efficiency improvements and secondly, on increasing our average price point. Most recently, we reduced our workforce by finalizing the relocation of our Torrance remanufacturing and warehouse facilities, resulting in annualized savings of approximately $7 million, with $6 million to be realized immediately. In addition, we have identified opportunities
[1]	Before items impacting results, See Appendix A for detail of items impacting results as disclosed in the Company’s 8-K filing.

for significant margin accretion in our fast-emerging brake product lines. We believe this margin accretion will result in a significant increase to EBITDA. We are continuously evaluating the impact of inflation and interest rates, trying to mitigate these forces with appropriate efficiency improvements and timely price increases.
The neutralization of working capital will continue to be a key area of focus moving forward. As highlighted above, we instituted a vendor supply chain financing program in Fiscal 2024 designed to extend payment terms, while improving cash flow for both valued vendors and the company. The reduction of working capital from this financing program -- coupled with margin accretion from less mature brake-related products and better overhead absorption through increasing volume -- will support growth and additional opportunities to enhance shareholder value. To date, we have added a net 30 days to our days outstanding -- which should reduce working capital by $20 million. While we have had great initial success, we believe this opportunity will add further meaningful value.
All these initiatives, when coupled together, will result in a continual increase in cash generation. We expect cash from profits as well as working capital enhancements.
In short, as Fiscal 2025 evolves, we expect to gain further sales momentum and profitability. Our financial strength, highly regarded product offerings of non-discretionary aftermarket parts and solid customer relationships distinguish our company. Equally important, recent record heat levels throughout the country will certainly contribute to increasing demand as drivers hit the road and parts fail and wear out. We are dedicated to being the industry leader for Parts and Solutions that Move our World Today and Tomorrow and confident in our ability to capitalize on our sizable infrastructure, global footprint, capabilities and expertise.
Our Industry
We are fortunate to operate in an industry that has exciting fundamentals with a predictable future. According to recently available data, there are 289 million vehicles on the road in the United States with an average age of 12.6 years. Along with these increasing car parc statistics, vehicles travel approximately 3 trillion miles per year. Each of these vehicles have critical non-discretionary components that will need replacement due to wear or failure. These statistics grow exponentially when considering the global markets where the car parc exceeds 1.4 billion vehicles.
Our industry is serviced by Original Equipment car companies; three large automotive retailers; and a large network of professional installer distributors. Many of these distributors have a retail presence in their model. We have excellent distribution with a number of OE car companies for their warranty replacement and aftermarket branded offering. In addition, we supply all the retailers and many of the large professional distributors with one or more of our product lines. We have the opportunity for growth within our existing customer base and with new customers. The potential in the United States alone for our product lines is approximately $8 billion at manufacturers sales price, and exponentially greater on a global basis.
Our company has state-of-the-art worldwide leading factories that produce non-discretionary parts for substantially all the car parc. In addition, our factories are now positioned in global low-cost locations. We have cutting edge facilities in Malaysia, Mexico, China, India, Canada and the United States. We can leverage these factories which operate with industry leading manufacturing, quality control and distribution capabilities and know-how, to capture significant market share. Firstly, in the North American marketplace, we have very strong customer relationships and recognition -- leading to other markets throughout the rest of the world. This is evidenced by our recent very early success in the Mexican aftermarket. This strategy is also closely aligned with our existing customer base who are expanding their businesses globally. Our current share in our legacy rotating electrical business in the USA is an industry leading 49%. These products continue to grow and are in particular fast growing in Canada and Mexico. We also have a strong presence in the around the wheel and brake industry. We have recently opened up a new wheel hub factory in Malaysia to enable us to ship customers worldwide directly from this facility, representing a cost-saving considering the impact of relatively smaller imposed tariffs on Malaysian goods.
Over the past few years, we have aggressively expanded our hard parts offering to the brake business. These opportunities have been developed by evaluating the significant growth opportunities, the return on invested capital and knowledge that this category is for the most part technology agnostic. At the initial stages of startup for these product lines, it is natural that margins would be reduced. However, it is our thesis that as we gain share, the opportunity to enhance these margins is real. We are fast approaching inflection points across most of our business to increase margins -- despite continuing inflation headwinds. While we are still in the early stages of proving out our thesis for our brake business, we are convinced that we have an excellent opportunity and that it will result in significant profit and cash flow growth.

We remain focused on our current product offerings and believe growth from these lines will sustain us for years to come.
Committed to the Environment, Social and Corporate Responsibility
Our environmental focus remains an important priority throughout our organization, as we are constantly seeking ways to better manage resources, improve operating efficiencies, and encourage conservation. The automotive aftermarket parts industry has inherent energy-savings benefits compared with the requirements to produce new parts. For example, the remanufacturing process enables us to repurpose a variety of parts and components, utilizing rigorous testing and analysis processes. I might add that we recycled more than 41.8 million pounds of metal scrap, paper and plastic items in Fiscal 2024.
Our state-of-the-art distribution facility is environmentally friendly, serving multiple categories and capable of shipping multiple product lines from a single, low-cost location. This enables our customers to combine purchase orders for different product lines. This capability also allows our customers to reach minimum order levels more easily, while minimizing LTL (less-than-a-truckload) shipments and leveraging freight costs.
We recently completed an energy audit of our 1.1 million square feet facilities in Mexico and are proud to report that the auditors found our systems to be top notch. We will be implementing the auditor recommendations over the next few years to further enhance our energy footprint. To further reduce our environmental footprint, we utilize a highly efficient electric battery charging system to power forklifts. It employs a self-diagnostic design to achieve optimal recharging levels and minimal operator input, requiring significantly less floor space due to its vertical-station design.
We are also passionately committed to social responsibility, including proactive health and safety initiatives to protect employees, offer subsidized food programs, donations to community organizations, sponsorships of sport teams and weekend family events.
With regard to corporate responsibility, we are engaged in a refreshment process of our board. This process, based in part on constructive feedback from shareholders, is ongoing. Our new candidates offer a variety of skill sets, including industry knowledge, corporate governance, public company experience and financial acumen. I look forward to fresh ideas and input from these directors and our renewed board membership.
To reiterate, we have built a scalable platform for growth, with exciting and meaningful opportunities to enhance shareholder value. We greatly appreciate your ongoing support and confidence in our vision.
We are proud of our accomplishments and look forward to reporting further milestones in the quarters ahead.
Sincerely, Selwyn Joffe Chairman, President and Chief Executive Officer

MOTORCAR PARTS OF AMERICA, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On September 5, 2024
To Our Shareholders:
We will hold our annual meeting of the shareholders of Motorcar Parts of America, Inc. (the “Company”) on September 5, 2024, at 10:00 a.m. (PT) at the offices of the Company at 2929 California Street, Torrance, California 90503. As further described in the accompanying proxy statement, at this meeting we will consider and act upon:
(1)	The election of the ten directors named in the accompanying proxy statement to our Board of Directors to serve for a term of one year or until their successors are duly elected and qualified;
(2)	The ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the Fiscal year ending March 31, 2025;
(3)	The approval, on a non-binding advisory basis, of the compensation of our named executive officers (“say on pay”);
(4)	The approval of the First Amendment to Motorcar Parts of America, Inc. 2022 Incentive Award Plan (“First Amendment”); and
(5)	The transaction of such other business as may come properly before the meeting, or any meetings held upon adjournment or postponement of the meeting.
Our Board of Directors (the “Board”) has fixed the close of business on July 16, 2024, as the record date for the determination of shareholders entitled to vote at the meeting or any meetings held upon adjournment or postponement of the meeting. Only record holders of our common stock at the close of business on that day will be entitled to vote. A copy of our Annual Report on Form 10-K for the year ended March 31, 2024, that we filed with the Securities and Exchange Commission (the “SEC”) on June 11, 2024, and the Form 10-K/A for the year ended March 31, 2024, that was filed with the SEC on June 28, 2024 are enclosed with this notice, but are not part of the proxy soliciting material.
We invite you to attend the meeting and vote in person. If you cannot attend, to ensure that you are represented at the meeting, please sign and return the enclosed proxy card as promptly as possible in the enclosed postage prepaid envelope. If you attend the meeting, you may vote in person, even if you previously returned a signed proxy.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on September 5, 2024.
Our proxy statement and our Annual Report on Form 10-K for the year ended March 31, 2024, that we filed with the SEC on June 11, 2024, and the Form 10-K/A filed with the SEC on June 28, 2024 are available at https://materials.proxyvote.com/620071 and are first being made available on July 26, 2024.
By order of the Board of Directors

Juliet Stone, Secretary
Torrance, California
July 26, 2024

YOUR VOTE IS EXTREMELY IMPORTANT
In order to assure your representation at the Annual Meeting, you are requested to vote, at your earliest convenience, by any of the methods described in the accompanying proxy statement. If you decide to attend the Annual Meeting and vote in person, any previous vote by proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.
YOUR vote is extremely important.
If you have questions or need assistance voting your shares, please contact:

1407 Broadway, 27th Floor
New York, New York 10018
proxy@mackenziepartners.com
Call Collect: (212) 929-5500
or
Toll-Free (800) 322-2885
Your vote is extremely important, no matter how many or how few shares you own. Even if you plan to attend the Annual Meeting in person, please promptly sign, date and return the enclosed proxy card in the enclosed postage-paid envelope by following the instructions provided on the enclosed proxy card to be sure that your shares are voted at the Annual Meeting.

MOTORCAR PARTS OF AMERICA, INC.
2929 California Street
Torrance, California 90503
GENERAL INFORMATION
We are making this proxy statement available, on or about July 26, 2024, in connection with the solicitation of proxies by our Board of Directors. The proxies are for use at our annual meeting of shareholders, which we will hold at 10:00 a.m. (PT) on September 5, 2024, at the offices of the Company at 2929 California Street, Torrance, California 90503. The proxies will remain valid for use at any meetings held upon adjournment or postponement of that meeting. The record date for the meeting is the close of business on July 16, 2024. All holders of record of our common stock at the close of business on the record date are entitled to notice of the meeting and to vote at the meeting and any meetings held upon adjournment or postponement of that meeting. Our principal executive offices are located at 2929 California Street, Torrance, California 90503, and our telephone number is (310) 212-7910. The date of this proxy statement is July 26, 2024.
A proxy form is enclosed. Whether or not you plan to attend the meeting in person, please date, sign and return the enclosed proxy as promptly as possible, in the postage prepaid envelope provided, or online at www.proxyvote.com, to ensure that your shares will be voted at the meeting. If you are a shareholder of record, you may revoke your proxies at any time prior to the voting at the meeting by submitting a later dated proxy, giving timely written notice of revocation to our secretary or attending the meeting and voting in person. If you are a holder in street name, you may revoke your proxy by following the specific voting directions provided to you by your bank, broker or other intermediary to change or revoke any instructions you have already provided to your bank, broker or other intermediary.
Unless you instruct otherwise in the proxy, any proxy, if not revoked, will be voted at the meeting:
•	for our Board of Directors’ slate of nominees;
•	to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending March 31, 2025;
•	for the approval on a non-binding advisory basis of the compensation of our named executive officers;
•	for approval of the First Amendment to Motorcar Parts of America, Inc. 2022 Incentive Award votes on the compensation of our named executive officers; and Plan; and advisory
•	as recommended by our Board of Directors with regard to all other matters, in its discretion.
Our only voting securities are the outstanding shares of our common stock. At the record date, we had 19,753,585 shares of common stock outstanding and approximately 10 shareholders of record. If the shareholders of record present in person or represented by their proxies at the meeting hold at least a majority of our outstanding shares of common stock, a quorum will exist for the transaction of business at the meeting. Shareholders of record who abstain from voting, including brokers holding their customers’ shares who cause abstentions to be recorded, are counted as present for quorum purposes.
For each share of common stock, you hold on the record date, you are entitled to one vote on each of the matters that we will consider at this meeting. You are not entitled to cumulate your votes. Brokers holding shares of record for their customers generally are not entitled to vote on certain matters unless their customers give them specific voting instructions. If the broker does not receive specific instructions, the broker will note this on the proxy form or otherwise advise us that it lacks voting authority. The votes that the brokers would have cast if their customers had given them specific instructions are commonly called “broker non-votes.” Broker non-votes will be counted for purposes of determining whether a quorum is present but will not be counted or deemed to be present or represented for the purpose of determining whether shareholders have approved a matter.

Pursuant to our Amended and Restated Bylaws, the voting standard for the election of directors of the Company in an uncontested election is a majority voting standard. The majority voting standard provides that to be elected in an uncontested election, a director nominee must receive a majority of the votes cast in the election such that the number of shares properly cast “for” the nominee exceeds the number of votes properly cast “against” that nominee, with abstentions and broker non-votes not counting as votes “for” or “against.” “Votes cast” means the votes actually cast “for” or “against” a particular proposal, whether in person or by proxy. In contested elections where the number of nominees exceeds the number of directors to be elected, the voting standard is a plurality of votes cast.
We also have adopted a director election and resignation policy (the “Director Election Policy”). The Director Election Policy requires an incumbent director, in order to be nominated by our Board of Directors for re-election as a director, to tender an irrevocable resignation effective upon (1) the failure to receive the required number of votes for re-election and (2) the acceptance of the director’s resignation by our Board of Directors. The Nominating and Corporate Governance Committee of our Board of Directors will assess the appropriateness of such nominee continuing to serve as a director and will recommend to our Board of Directors the action to be taken with respect to such tendered resignation. The Director Election Policy requires that we promptly disclose the decision of our Board of Directors with respect to the tendered resignation in a filing with the “SEC” of a current report on Form 8-K.
The affirmative vote of a majority of the votes cast at the meeting by the holders of shares entitled to vote is required to approve Proposal No. 2 (ratification of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending March 31, 2025). The affirmative vote of a majority of the votes cast at the meeting by the holders of shares entitled to vote is required to approve, on a non-binding advisory basis, Proposal No. 3 (advisory vote on the compensation of our named executive officers). The affirmative vote of a majority of the votes cast at the meeting by the holders of shares entitled to vote is required to approve Proposal No. 4 (approval of First Amendment to 2022 Incentive Award Plan). An abstention from voting on these matters will be treated as “present” for quorum purposes. However, since an abstention is not treated as a “vote” for or against these matters, it will have no effect on the outcome of the vote. Broker non-votes will not be counted and will have no effect on the outcome of the voting for these matters.
We will pay for the cost of preparing, assembling, printing, and mailing this proxy statement and the accompanying form of proxy to our shareholders, if requested, as well as the cost of soliciting proxies relating to the meeting. We have requested banks and brokers to solicit their customers who beneficially own our common stock in nominee name. We will reimburse these banks and brokers for their reasonable out-of-pocket expenses regarding these solicitations. Our officers, directors and employees may supplement this solicitation of proxies by telephone and personal solicitation. We will pay no additional compensation to our officers, directors, and employees for these activities. We have engaged MacKenzie Partners, Inc. as our proxy solicitor to solicit proxies for us, at an anticipated cost of approximately $25,000. In addition to the use of mail, solicitation may be made by our proxy solicitor or our employees personally or by telephone, facsimile, or electronic transmission.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
On July 25, 2024, each of Mr. Borneo, Chair of the Compensation Committee and Director and Ms. Rankin a Director, notified the Board that they intend to retire from the Board at the expiration of their current term and consequently, will not stand for re-election at the Annual Meeting, although each will remain a member of the Board and in Mr. Borneo’s case the Chair of the Compensation Committee until the conclusion of the Annual Meeting. We are asking our shareholders to elect ten members to serve on our Board of Directors for a one-year term of office or until their respective successors are elected and qualified. Our Board of Directors has nominated the ten individuals named below for election as directors. Each nominee has agreed to serve as a director if elected.
Each of our nominees, Selwyn Joffe, Joseph Ferguson, Philip Gay, Barbara Whittaker, Dr. David Bryan, Jeffrey Mirvis, Douglas Trussler, and Patricia (Tribby) W. Warfield is currently serving as a director, and were elected at our last annual meeting of shareholders. Frederic Jack Liebau Jr. and Anil Shrivastava are not currently serving as a director of the Company. Our directors will hold office until the next annual meeting of shareholders, or until their successors are elected and qualified.
The persons named as proxies in the accompanying form of proxy have advised us that at the meeting, they will vote for the election of the nominees named below, unless a contrary direction is indicated. If any of these nominees becomes unavailable for election to our Board of Directors for any reason, the persons named as proxies have discretionary authority to vote for one or more alternative nominees designated by our Board of Directors.
Pursuant to the Convertible Note Transaction that closed on March 31, 2023 (the “Note Transaction), and at the recommendation of the Nominating and Corporate Governance Committee of the Board, the Board appointed Douglas Trussler to the Board to serve until the Company’s 2024 Annual Meeting of Shareholders, at which he was elected to serve by the Company’s shareholders. The Nominating and Corporate Governance Committee and the Board have determined that, due to the Company’s ongoing obligations related to the Note Transaction, Mr. Trussler is not independent.
The Board of Directors recommends that shareholders vote FOR each of the nominees named below.

Information Concerning our Board of Directors and our Nominees to our Board of Directors
The nominees for election to our Board of Directors, their ages and present positions with the Company, are as follows:
Selwyn Joffe, 66, has been our Chairman of the Board of Directors, President and Chief Executive Officer since February 2003. He has been a director of our Company since 1994 and Chairman since November 1999. From 1995 until his election to his present positions, he served as a consultant to us. Prior to February 2003, Mr. Joffe was Chairman and Chief Executive Officer of Protea Group, Inc. a company specializing in consulting and acquisition services. From September 2000 to December 2001, Mr. Joffe served as President and Chief Executive Officer of Netlock Technologies, a company that specializes in securing network communications. In 1997, Mr. Joffe co-founded Palace Entertainment, Inc., a roll-up of amusement parks and served as its President and Chief Operating Officer until August 2000. Prior to the founding of Palace Entertainment, Inc., Mr. Joffe was the President and Chief Executive Officer of Wolfgang Puck Food Company from 1989 to 1996. Mr. Joffe serves on the board of directors of the California, Arizona and Nevada Automotive Wholesaler’s Association (CAWA), an industry trade association. Mr. Joffe was a founding director of MERA (Motor and Equipment Remanufacturers Association). Mr. Joffe is a graduate of Emory University with degrees in both Business and Law and is a Certified Public Accountant. As our most senior executive, Mr. Joffe provides the Board of Directors with insight into our business operations, management and strategic opportunities. His history with our Company and industry experience has led the Board of Directors to conclude that he should serve as a director and Chairman for of our Company.
Dr. David Bryan, 72, joined our Board of Directors on June 9, 2016. Dr. Bryan is a member of our Compensation and Nominating and Corporate Governance Committees. Dr. Bryan currently directs The Center for The Common Good, a joint venture of The Herb Alpert Foundation and New Roads School to incubate creative innovation in business, education and community partnerships. In addition, Dr. Bryan consults privately with several Los Angeles based not-for-profit and for-profit businesses on matters of board and workplace organization, employee training and online education, and generational workplace dynamics. Dr. Bryan is also an active content creator and co-producer for his podcast, Curiosity Invited. Previously Dr. Bryan lectured in the Economics Department of University of

California at Santa Cruz from 2014 to 2020. Dr. Bryan was Co-founder and Founding Head of New Roads School from 1995 to 2013. Dr. Bryan is currently the Chair of the c3 and c4 boards at Los Angeles based Brave New Films. Dr. Bryan received a B.A. from the State University of New York at Stony Brook, an M.S. from the University of California at Los Angeles and a J.D. and Ph.D. from the State University of New York at Buffalo. Dr. Bryan’s extensive experience in the education industry and a variety of businesses, as well as his extensive experience with information security and communication, have led the Board of Directors to conclude that he should serve as a director of our Company.
Joseph Ferguson, 57, joined our Board of Directors on June 9, 2016. Mr. Ferguson is our Lead Independent Director, and a member of our Audit Committee. Mr. Ferguson is a Co-Founder and Managing Partner at Vicente Capital Partners, a Los Angeles-based investment firm providing capital to privately held growth companies across North America. Over the past 28 years, Mr. Ferguson‘s private equity firm has made 65 investments. He has served on numerous boards and has served as Board Chairman and on compensation and audit committees. Prior to co-founding Vicente in 2009, Mr. Ferguson was a partner at Kline Hawkes & Company, which he joined at the firm’s inception in 1995. Mr. Ferguson began his career as an investment banker for Merrill Lynch & Co where he was a member of the Energy and Natural Resources Group and the General Corporate Finance Group. From 1989 to 1994, he worked on over 30 public and private transactions for numerous emerging growth and middle market companies. Mr. Ferguson currently serves on the board of directors of SMT, Intellectual Technology, Inc., and Global LT each of which is privately held. He also serves on the board of directors of Oaktree Strategic Credit Fund and Oaktree Gardens OLP, each a public closed end fund. Mr. Ferguson is a member of the Board of Trustees for The Wildwood School, the Toigo Board of Directors and a member of the Board of Advisors at UCLA Anderson. Mr. Ferguson received a B.B.A in Finance from Southern Methodist University and an M.B.A from the UCLA Anderson School of Management. Mr. Ferguson’s business skills and experience, leadership expertise, knowledge of complex global business and financial matters have led the Board of Directors to conclude that he should serve as our lead independent director of our Company.
Philip Gay, 66, joined our Board of Directors on November 30, 2004. He chairs our Audit Committee. Mr. Gay currently serves as a partner at Paperchase, since October 2022, a global business accounting and advisory service firm that assists mid-cap sized companies with financing, mergers and acquisitions and strategic financing. Mr. Gay sold his firm Triple Enterprises to Paperchase in September 2022, which he had run from October 2010 till then (operating in same key areas). From April 2018 through January 2020, Mr. Gay served as co-CEO of Giggles N Hugs, Inc., a publicly traded company. From March 2015 to May 2015 Mr. Gay served as a director and chief executive officer at Diego Pellicer Worldwide Inc., a publicly traded company. From July 2006 until June 2010, Mr. Gay served as President, Chief Executive Officer and a Director of Grill Concepts, Inc., a company that operates a chain of upscale casual restaurants throughout the United States. From March 2000 to November 2001, Mr. Gay served as an independent consultant with El Paso Energy from time to time and assisted El Paso Energy with its efforts to reduce overall operating and manufacturing overhead costs. Previously he has served as chief financial officer for California Pizza Kitchen (1987 to 1994) and Wolfgang Puck Food Company (1994 to 1996), and he has held various Chief Operating Officer and Chief Executive Officer positions at Color Me Mine and Diversified Food Group from 1996 to 2000. Mr. Gay a retired Certified Public Accountant, was an audit manager at Laventhol and Horwath and a graduate of the London School of Economics. Mr. Gay’s leadership experience, general business and public company knowledge, financial literacy and expertise, accounting skills and competency and overall financial acumen have led the Board of Directors to conclude that he should serve as a director of our Company.
F, Jack Liebau, 60, is nominated for appointment to our Board of Directors. Mr. Liebau has been a director since 2015 and Chairman of NYSE-listed Myers Industries since 2016, a director since 2023 and Chairman of NASDAQ-listed STRATTEC Security Corp. since 2024. He has been a managing director of Beach Investment Counsel since 2020. Mr. Liebau previously was a director of publicly listed Media General, Herley Industries, and Pep Boys. He is also a Director, since its formation in 2020 of the BNY Mellon ETF Trust. Mr. Liebau has been a partner and equity portfolio manager at Primecap Management (1986-2003) where he co-managed two Vanguard Funds, at Liebau Asset (2003-2011), and at Davis Funds (2011-2013). He was President and CEO of Roundwood Asset Management (2013-2015). He is currently CFO and Director of the Edwin Gregson Foundation. He graduated from Phillips Academy, Andover and Stanford University. Mr. Liebau’s vast financial, strategic, and executive experience, working with companies in a variety of industries, along with his public board and governance experience give him pertinent insights to communicate with various constituencies and have led the Board of Directors to conclude that he should serve as a director of our Company.

Jeffrey Mirvis, 60, joined our Board of Directors on February 3, 2009. Mr. Mirvis is a member of our Audit, Compensation and Nominating and Corporate Governance Committees. Mr. Mirvis is currently the Chief Executive Officer of MGT Industries, Inc. (“MGT”), a privately held apparel company based in Los Angeles. As Chief Executive Officer of MGT, Mr. Mirvis successfully moved all production and sourcing to Asia. During his twenty-three year tenure as chief executive, Mr. Mirvis has gained valuable knowledge of manufacturing in Asia. Prior to joining MGT in 1990, Mr. Mirvis served as a commercial loan officer at Union Bank of California following his completion of the Union Bank of California’s Commercial Lending Program. He earned a Bachelor of Arts degree in economics from the University of California at Santa Barbara. He served as a board member of Wildwood School in Los Angeles, for nine years. Mr. Mirvis’ international business experience, operational and production expertise, leadership experience and organizational management have led the Board of Directors to conclude he should serve as a director of our Company.
Anil Shrivastava, 55, is nominated for appointment to our Board of Directors. Mr. Shrivastava was the Founder of 325 Capital in 2020 and is currently its Managing Partner. He has spent 16 years investing in companies and has served on the board of five private companies including three as Chairman. Prior to 325 Capital, Anil was a Partner at Sagard Capital from 2012 – 2018 where he focused on blueprint development, management relationships, and team development. He was also a Managing Director in the Healthcare group at Vestar Capital, a $5B private equity firm, from 2007 - 2023. He spent 15 years at Bain & Company where he was a partner in the Private Equity and Healthcare Practices and supported clients in Boston, Sydney, London, and New York offices. He is currently a Trustee at the New York Hall of Science. Mr. Shrivastava graduated with honors in Economics from Harvard College and earned an MBA at Harvard Business School. Mr. Shrivastava’s extensive financial experience, and detailed understanding of microcap and small cap companies and their investors have led the Board of Directors to conclude that he should serve as a director of the Company.
Douglas Trussler, 53, joined our Board on March 31, 2024. Mr. Trussler was the co-founder of Bison Capital in 2001 and serves as their General Partner of Funds. Mr. Trussler has been responsible for the management of 6 institutional private equity funds totaling more than $1.0 billion in capital commitments from some of the largest institutional investors in the US. Previously, from 1993 to 2000, Mr. Trussler was at Windward Capital Partners LP and at Credit Suisse First Boston. Mr. Trussler is currently a member of the Board of Directors of Sentinel Offender Services, LLC, Silicon Recycling Services, LLC, FinFit, LLC, TwinMed, LLC, Aqua Expeditions, Pte, Ltd., Curtin Maritime, Ocean Media, LLC and Lapmaster Holdings, LLC, all private companies. In the past ten years, Mr. Trussler was formerly a member of the Board of Directors of General Finance Corporation, KeyTech Limited, Ease Entertainment Services, LLC, MVConnect Holdings, LLC, Clinical Research Laboratories, LLC, Performance Team Freight Systems, Inc., Big Rock Sports, LLC, and Global Benefits Group, Inc. In total, Mr. Trussler has served on more than 30 public and private company board in businesses located around the world. Mr. Trussler earned an Honors in Business Administration (HBA) degree from the Ivey Business School at the University of Western Ontario. Other than set forth in the Certain Relationships and Related Transactions section below, there are no transactions between Mr. Trussler and the Company that would be reportable under Item 404(a) of Regulation S-K. Mr. Trussler’s vast financial experience, worldwide and strategic understanding of the aftermarket auto parts space have led the Board of Directors to conclude that he should serve as a director of the Company.
Patricia (Tribby) W. Warfield, 64, joined our Board in January 2022. Ms. Warfield most recently served as the chairman and CEO of APC Automotive Technologies, from 2019 to 2020, overseeing a restructuring and a strategic refocusing of the business on braking and exhaust related products. During Ms. Warfield’s tenure, APC instituted bankruptcy proceedings in the US Bankruptcy Court for the District of Delaware under Chapter 11 of the US Bankruptcy Code on June 4, 2020. APC confirmed its Chapter 11 reorganization on July 10, 2020, effective July 24, 2020. From 2017 - 2019, she served as SVP, business development and strategy for Nitta Corporation, a Japanese global provider of power transmission and conveyor belting products for Europe, Middle East & Africa. Previously, while from 2014 - 2017, Ms. Warfield held dual positions at Kaman Corporation, as SVP and general manager for Kaman Fluid Power and Kaman Automation. Her career includes 25 years, from 1988 - 2013 with the Gates Corporation (NYSE: GTES) including 11 consecutive years in Europe in key executive management and operational positions. Ms. Warfield currently serves on the Canadian publicly-traded board of Badger Infrastructure Solutions Ltd. (BDGI-TSX) where she is a member of the Audit and HR & Compensation Committee as well as a board advisor to four private equity sponsored diversified manufacturing and distribution portfolio companies. She is an advisor board member of the University of Colorado Denver Business School, and formally served as an adjunct professor and guest lecturer at the Daniels College of Business at the University of Denver. She is a member of the Institute of Corporate Directors, as well as The Committee of 200, comprised of the world’s most successful women entrepreneurs and corporate innovators. Ms. Warfield graduated cum laude with a bachelor’s degree in Business Administration from National University, San Diego. Ms. Warfield’s automotive and manufacturing experience, strategic understanding of our core customer, and strong understanding of markets outside the United States have led the Board of Directors to conclude that she should serve as a director of Company.
Barbara L. Whittaker, 73, joined our Board of Directors on February 21, 2017. Ms. Whittaker chairs our Nominating and Governance Committee. Ms. Whittaker is a business strategist and procurement and supply chain expert with extensive experience in the automotive industry, at original equipment manufacturers, suppliers, and the aftermarket. In 2010 Ms. Whittaker founded BW Limited LLC, which focuses on providing companies business and procurement strategies that lead to improvements in operating performance. She led a majority supplier joint venture team in 2011 that created and launched Detroit Manufacturing systems, a direct supplier to the automotive industry, supplying interior components. She held a position there as Vice President and Corporate Secretary until 2018. Her more recent work with companies has been in business strategy development, joint venture creation and diversity development in the business and non-profit sectors. Her career started with General Motors Corporation and Delphi Automotive where she held leadership positions of increasing responsibility over many years both in the United States and in Europe. Prior to her retirement from General Motors, Ms. Whittaker’s position was Executive Director of Global Purchasing. Ms. Whittaker holds a Bachelor of Industrial Administration degree from General Motors Institute (now Kettering University), MBA degree from Wayne State University, and has also completed the Advanced Management Program at INSEAD in France, and the Executive Development program at University of Michigan. In addition to this formal education, she holds Six Sigma Green Belt certification and has completed the Kellogg, Women’s Director Development Program. She currently serves on the board of directors of Hall Capital Partners and has also held board positions at ChanelNet, Detroit Manufacturing Systems, a $1 billion revenue company, and Piston Group in the past, each of which is privately held. Ms. Whittaker’s automotive experience, supply chain expertise, global leadership experience and strategy development skills have led the Board of Directors to conclude that she should serve as a director of the Company.

Snapshot of Director Nominees
The following tables provide summary information about our director nominees. Additional information about our director nominees can be found above in their biographies.
Name	Age	Director Since	Principal Occupation	Independent	Committee Member	Other Public Company Boards	Relevant Experience
Selwyn Joffe	66	Director 1994, Chairman of the Board 1999	President and Chief Executive Officer of Motorcar Parts of America, Inc.
David Bryan	72	June 9, 2016	Directs Center of the Common Good, Co-Founder, Former Head of New Roads School	❖	• Compensation • Nominating and Corporate Governance		Training, Communications, Cybersecurity
Joseph Ferguson	57	June 9, 2016	Managing Partner of Vicente Capital Partners	❖	• Audit	2	Private Equity, Financial
Philip Gay	65	November 30, 2004	Managing Director of Triple Enterprises	❖	• Audit (C)		Public Co. CEO (2x), Public Co. Financial & Risk Expertise
F. Jack Liebau, Jr.	60	Nominee	Independent Board Chairman of Myers Industries & Strattec Security Corp, Trustee of BNY Mellon ETF Trust	❖		2	Public Company Board experience within similar industries, Governance and Compliance
Jeffrey Mirvis	60	February 3, 2009	Chief Executive Officer of MGT Industries, Inc.	❖	• Audit • Compensation • Nominating and Corporate Governance		Supply Chain, Finance, and Compensation
Anil Shrivastava	55	Nominee	Founder and Managing Partner of 325 Capital	❖			Private Equity, Financial, Investor
Douglas Trussler	53	March 31, 2023	Co-founder of Bison Capital and General Partner of their Funds				Private Equity, Financial, Investor & Public Company
Barbara L. Whittaker	73	February 21, 2017	Founder of BW Limited LLC	❖	• Nominating and Corporate Governance (C)		Automotive Public Co. Executive, DEI
Patricia (Tribby) W. Warfield	64	January 26, 2022	Recently served as Chairwoman and CEO of APC Automotive Technologies	❖		1	Aftermarket Executive, Private Equity
(C) Committee Chair
Gender Diversity	Average Age	Racial/Ethnic Diversity	Average Tenure	Independence
20%	62.5 Years	40%	9.2 Years	80%

Corporate Governance Overview
Our corporate governance policies and practices reflect our values and allow our Board to effectively oversee the Company in the interest of creating long-term value. The key elements of our program and their benefits to our shareholders are described below.
OUR POLICY OR PRACTICE	DESCRIPTION AND BENEFIT TO OUR SHAREHOLDERS
SHAREHOLDER RIGHTS
Annual Election of Directors	Our directors are elected annually, allowing our shareholders to hold them accountable for the discharge of their duties.
Single Class of Outstanding Voting Stock	We have no class of preferred stock outstanding, meaning our common shareholders control our Company, with equal voting rights. All common shareholders are entitled to vote for each proposal.
Majority Voting for Director Elections	We have a majority vote standard for uncontested director elections, which increases Board accountability to our shareholders.
Mandatory Director Resignation Policy	Incumbent directors must tender their resignation effective upon the failure to receive the required number of votes and the acceptance by our Board.
Ability to Amend Bylaws	Our shareholders have the ability to amend our bylaws by a majority vote.
No Exclusive Forum or Fee Shifting Bylaws
Our bylaws do not require that certain shareholder disputes be brought in a particular forum nor are shareholders required to pay our legal fees if they do not substantially prevail in any litigation brought against our Company.

No Poison Pill	We do not have a shareholder rights plan (commonly referred to as a “poison pill”).
BOARD STRUCTURE
Governance Guidelines	Our Code of Business Conduct and Ethics provide shareholders with information regarding the policies applicable to our Board and officers.
Majority Independent	Eight of our ten director nominees, or 80%, are independent, ensuring that our Board oversees our Company without undue influence from management.
Lead Independent Director	Our Lead Independent Director is selected by our independent directors to preside at executive sessions of independent directors.
Director Ownership Guidelines	Under our ownership guidelines, directors are required to own stock worth 3x their annual cash retainer within approximately 5 years of joining the Board.
Committee Governance
Our Board Committees have written charters and are comprised exclusively of independent directors. Committee composition and charters are reviewed annually by our Board. Information is available on our website.

Overboarding	None of our directors serve on more than three public company boards.
Board Refreshment Process	Our Board or our Nominating and Governance Committee annually evaluates our directors and Board composition focused on the alignment of director skills and corporate strategy.
Performance Evaluations
Our Board’s Nominating and Corporate Governance Committee oversees performance evaluations and director succession planning of our Board and its Committees and leadership to ensure that they continue to serve the best interests of shareholders.

Access to Management and Experts
Our Board and Committees have complete access to all levels of management and can engage advisors at our expense, giving them access to employees with direct responsibility for managing our Company and experts to help them fulfill their oversight responsibilities on behalf of our shareholders.

Succession Planning
Our Board’s Compensation Committee and/or the full Board reviews executive successors to identify and develop our future leaders and ensure business continuity if any of these key employees were to leave our Company.

Our Core Values
The mission of MPA is to be The Global Leader for Parts and Solutions that Move Our World Today and Tomorrow — driven by an EPICQ set of core values embraced by our employees and directors:
E – Excellence
P – Passion / Productivity
I – Integrity / Innovation
C – Community
Q – Quality
Environmental, Social Responsibility and Corporate Governance
The Company is a dedicated, responsible corporate citizen and an environmental leader, with policies focused to better manage resources, improve operating efficiencies, and promote conservation.
Highlights of MPA’s ESG Commitments:
•	Leveraging the Company’s leadership and more than 50-year history in remanufacturing to further improve the Company’s global environmental footprint. Examples include:
○	Efficient remanufacturing facilities in Tijuana, Mexico which recycles almost all materials from copper to water
○	A state-of-the art distribution center at the Company’s Tijuana, Mexico facility utilizing high-tech, energy efficient forklift machinery and a centralized recharging operation.
○
Opportunities to consolidate product shipments to customers — reducing fuel consumption with related air quality improvements. In Fiscal 2024, we were able to reduce 168 long haul truck trips, by utilizing the capacity of each trailer, and another 1531 loads by utilizing intermodal transportation which is more efficient, safer and secure.

•
Board diversity. Our Board is ethnically diverse and comprised of eight independent directors, one African, two African Americans, one Asian and two women. See chart detailing director nominees in Proposal No.1.

•	We continue to focus on increasing employee diversity, the percentage of females in our workforce is 37% in FY24 on a global basis.
•	Promoting a respectful workplace environment has contributed to an employee retention rate of more than 86% in Fiscal 2024
•	Honoring traditions and customs of the communities where we have a presence.
•
Instituting health and wellness programs including, medical staff stationed at our manufacturing facility, free and reduced food programs, trainings, union benefits, athletic facilities and employee sport league sponsorship. In Fiscal 2024, the Company provided 671,491 free or reduced cost meals and 66,206 free rides to and from work at a cost of $5.8 million dollars. Such programs improve the lives of our workers, increase productivity and loyalty while reducing pollution from individual vehicles and food waste and packaging. Our free rides program saves 656,000 miles driven annually.

•	SMART (specific, measurable, attainable, realistic, and time-bound) performance metrics tied to incentive/bonus policies.
•	Strong culture of quality and innovation.
Our Climate Change Commitment
As a remanufacturer of auto parts, the Company has always been committed to environmental responsibility and stewardship of the land. The Company recently finalized its collection of Scope 1 and Scope 2 emissions (though they have not yet been audited by a third party). The Company’s Scope 1 and Scope 2 emissions in 2022, were 15,758.93 tCO2e2. In 2023, the Company’s Scope 1 and Scope 2 emissions, reduced by 12% to 13,868.18 tCO2e2. Our emission intensity per million dollars of revenue is 19.32 tCO2e2 which is a quarter of the emission intensity of our peer group, based on last year’s data. MPA is very proud of our environmental footprint and the Company is dedicated to continual improvement.

Our Environmental Commitment in Practice
Since its establishment in 1968, environmental and sustainable processes have been a hallmark of the Company.
With the potential to reduce material and energy consumption by up to 95 percent, industry sources believe that remanufacturing is the most efficient and sustainable process for producing aftermarket replacement parts, making MPA’s business practices green by nature, supported by the processes noted below. The Company recently completed an energy audit of our Mexican Facilities and will implement the recommendations over the next few years to improve our already low environmental footprint further.
Highlights of the Company’s eco-friendly remanufacturing processes and its industry leadership, include:
•	Sorting the broken-down units returned by customers utilizing an innovative and efficient core-sorting process.
•	Reconditioning and re-utilizing durable components after passing rigorous testing processes.
•
Saving approximately 67,694 tons of raw materials in Fiscal 2024, an increase of five percent over Fiscal 2023, due to a reduction in the required materials in the remanufacturing production process, compared with new product processes.

•	Recycling of approximately 3,000 tons of water per year.
•	Recycling of approximately 12.8 million pounds of cardboard and 29 million pounds of metal and other raw materials in Fiscal 2024. Our scrap program also brought in revenues of nearly $13.5 million.
How Remanufacturing Can Address Climate Change
The remanufacturing process preserves the energy required in forging and forming durable components, an advantage to recycling alone; and it allows for recycling of metal scrap, such as copper, aluminum, and steel. Equally important, by reclaiming and reconditioning components, the remanufacturing process also conserves the energy and materials that would be required to create new parts. Manufacturing one new starter for instance requires more than ten times the amount of energy and nine times the number of materials compared with producing remanufactured parts. Manufacturing a new alternator requires approximately seven times the amount of energy and eight times the amount of raw material necessary to produce a remanufactured part. One recent study found that a remanufactured brake caliper saves 95% of the raw materials by weight of new manufacturing and can be completed at least twice with the same core, leading to additional life cycle savings. As highlighted above, the Company reduced raw material usage in manufacturing by nearly 88,632 tons in Fiscal 2024 through its remanufacturing and recycling process. The energy savings translates into lower carbon dioxide output and overall lower consumption. In fact, industry sources estimate, remanufactured products conserve roughly the equivalent of 400 trillion BTUs of energy per year. The remanufacturing process and recycling employed by MPA takes real steps to mitigate the effects of climate change, by drastically reducing the greenhouse gas emissions that are normally generated by producing new parts.
Committed to Social Responsibility in Action
Motorcar Parts of America is firmly committed to social responsibility. Safety, respect and inclusion have always been fundamental to the Company and is part of our core values. Medical professionals are onsite or within close proximity to the Company’s operations, to ensure the health of our staff. In addition, socially responsible initiatives include subsidized food programs for certain employees and donations to community organizations, sponsorship of sport teams and weekend family events.
Human Rights Policy
As part of our Supplier Code of Conduct, suppliers are required to acknowledge compliance with MPA’s polices, and state, federal and international law, as applicable. MPA expects its suppliers to comply with all applicable laws, rules, and regulations, including, without limitation, the specific laws, rules, and regulations referenced below, and to refrain from any illegal conduct, including, without limitation, conduct that is illegal under the U.S. Foreign Corrupt Practices Act and applicable foreign anti-bribery laws. The Company expects its domestic and international suppliers to abide by the U.S. Department of Treasury, Office of Foreign Assets Control (OFAC) – Sanctions Programs.
Health and Safety
MPA’s operations in Torrance, California follows all local, state, and federal laws, rules, regulations and ordinances. Accordingly, management conducts ongoing audits, evaluations and reports for each of our subsidiaries. Our wholly owned Mexican subsidiaries’ health and safety policies meet and/or exceed applicable local and federal regulations and laws. They are also shared with, reviewed annually and supported by union, Sindicato Mexico Moderno. Our wholly owned Canadian subsidiaries’ health and safety policies are reviewed and approved annually by management teams, as per the ESA and the Ontario Occupational Health & Safety Act. Monthly and quarterly meetings and inspections are conducted with the Company's safety committees. Management reviews all health and safety issues monthly and creates a report. Our operations in Malaysia follow similar procedures and comply with local laws and regulations including health and safety requirements.
Governance Policies and Guidelines
We have adopted a Code of Business Conduct and Ethics that provides policies for various matters relating to the conduct of our business, including the following key matters:
•	compliance with governmental laws, rules and regulations, confidentiality, and
•	conflicts of interest and corporate opportunities.
We have adopted an Insider Trading Compliance Policy that provides policies for various matters relating to the trading of our stock, including the following key matters:
•	when trading in Company stock is allowed, and if so, if pre-clearance is required,
•	10b5-1 trading plans and short swing profit rule.
We have adopted a charter for the Nominating and Corporate Governance Committee Charter that provides an overview of the responsibilities and policies used by the Nominating and Corporate Governance Committee, including the following key matters:
•
director qualifications, including a statement that the Company seeks directors with a diverse set of expertise and experience, that the Company values integrity and the ability to work with other members of the Board and senior management, and also that the Company will take into account the diversity of a candidate’s perspectives, background and other demographics and characteristics.

The Code of Business Conduct and Ethics is filed with the SEC and a copy is posted on our website at www.motorcarparts.com. We intend to disclose future amendments to certain provisions of the code, or waivers of such provisions granted to executive officers and directors, on our website within four business days following the date of such amendment or waivers. We will provide a copy of the Code of Business Conduct and Ethics to any person without charge, upon request addressed to the Corporate Secretary at Motorcar Parts of America, Inc., 2929 California Street, Torrance, CA 90503. Our Board has adopted a number of other policies and guidelines that are intended to ensure good governance and the alignment of interests between the directors and management, on the one hand, and shareholders on the other. Among the written policies are:
Related Person Transaction Policy. This policy makes certain material transactions between a company and related persons subject to approval or ratification in order to avoid conflicts of interest or the perception thereof. The policy includes the following terms:
•	“Related Person” includes directors, executive officers, beneficial owners of more than 5% of the
•	Company’s securities, immediate family members of the foregoing, and other related entities.
•	$120,000 materiality threshold for applicability of the policy.
•	The policy requires annual Audit Committee status reports on related person transactions.
•
Various types of transactions are automatically pre-approved under the policy, including regular executive compensation reported on the Company’s proxy statement pursuant to Item 402 of Regulation S-K and ordinary-course transactions where a related person owns 10% or less of the equity interest in another party to the related party transaction.

Clawback Policy. We have adopted a compensation recovery policy that requires the recovery of certain erroneously paid incentive compensation received by our Section 16 officers on or after October 2, 2023, as required by new SEC rules and NASDAQ listing standards implemented pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and which can be recovered from time-vesting or performance-vesting equity compensation (in addition to other forms of compensation, such as cash awards). The policy includes the following terms:
•	The policy is triggered when there is a restatement to the Company’s financial statements to correct material noncompliance with any financial reporting requirement under securities laws.
•	The policy applies to compensation based wholly or in part upon certain financial reporting measures and received after October 2, 2023.
Stock Ownership Guidelines. These guidelines serve to align the interests of directors and officers with those of our shareholders by requiring them to acquire and hold an amount of stock with an aggregate market value equal to a specified multiple of their base salary or cash retainer (as applicable). The guidelines allow: 1) unvested restricted stock vesting purely on a time basis, and 2) shares held in trust to be counted toward the stock owned under the guidelines. Vested but unexercised stock options do not count toward stock ownership. Once a director and/or officer meets the stock ownership guidelines they will not fall out of compliance based solely on a stock price decline.
The guidelines include the following terms:
•	The Chief Executive Officer is expected to hold, within approximately 5 years after attaining his or her position, shares of Company common stock worth 3 times his or her base salary.
•
Each named executive officers other than the Chief Executive Officer is expected to hold, within approximately 5 years after attaining his or her position, shares of Company common stock worth 2 times his or her base salary.

•	Each non-employee director is expected to hold, within approximately 5 years after attaining his or her position, shares of Company common stock worth 3 times his or her annual cash retainer.
•
As of March 31, 2024, Mr. Joffe held shares of Company common stock in excess of 3 times his base salary. As of March 31, 2022 Mr. Lee held shares of Company stock in excess of 2 times his base salary, however, due to the payment of shares to cover taxes, upon the grant of Restricted Stock Units (“RSUs”) and Performance Stock Units (“PSUs”), Mr. Lee no longer held stock in excess of 2 times his base salary as of March 31, 2024, even though Mr. Lee has not sold any shares owned other than to cover taxes, as discussed above. As of March 31, 2024, Mr. Schooner, Mr. Shah and Ms. Stone each held shares of Company common stock less than 2 times their respective salaries, though none have sold shares other than to cover taxes and exercise price. As of March 31, 2024, all our non-employee directors, except for our newer directors Ms. Rankin and Ms. Warfield, held shares of Company common stock worth 3 times his or her annual cash retainer. Ms. Stone has until September 11, 2024, Ms. Rankin until December 30, 2025, Ms. Warfield until January 26, 2027, and Mr. Shah until July 26, 2029, to comply with the stock ownership guidelines.

Certain Relationships and Related Transactions
As discussed above, we have a written policy applicable to any transaction, arrangement or relationship between us and a related party. Our practice with regards to related party transactions has been for our Audit Committee to review, approve and/or ratify such transactions as they arise in accordance with the policy.
Bison Transaction - Issuance and Sale of 10.0% Convertible Notes due 2029
On March 31, 2023, the Company entered into a note purchase agreement (the “Note Purchase Agreement”) with Bison Capital Partners VI, L.P. and Bison Capital Partners VI-A, L.P. (collectively, “Bison”), relating to the issuance and sale by the Company to Bison of $32,000,000 in aggregate principal amount of the Company’s 10% Convertible Notes due 2029 (the “Notes”). The Notes will bear interest at a rate of 10.0% per annum, and compounded annually, payable (i) in kind or (ii) in cash, annually in arrears on April 1 of each year, commencing on April 1, 2024 (collectively described as “Bison Transaction”).
On March 31, 2023 in connection with the Bison Transaction and at the recommendation of the Nominating and Corporate Governance Committee of the Board and in connection with the bylaws of the Company, the Board appointed Douglas Trussler to the Board, effective immediately, to serve until the Company’s 2024 Annual Meeting of Shareholders and until his successor is duly elected and qualified. Mr. Trussler was then elected to serve as a director by the Company’s shareholders at its 2024 Annual Meeting of Shareholders. The Nominating and Corporate Governance Committee and the Board has determined that Mr. Trussler is not independent, as he is the current General Partner of their Funds and a co-founder of Bison Capital.
Mr. Trussler’s initially agreed to receive compensation consistent with the Company’s previously disclosed standard compensation practices for non-employee directors, described below. However, after further consideration, he determined to accept the cash board fees and reimbursement of certain professional fees paid by Bison, but waived the annual grant of restricted stock units made to non-employee directors.
For a full description of the transaction please see the Form 8-K filed on March 31, 2023 and related exhibits.
Director Independence, Board of Directors and Committees of the Board of Directors
Board Independence. Each of Rudolph J. Borneo, Dr. David Bryan, Joseph Ferguson, Philip Gay, F. Jack Liebau, Jr. (nominee), Jeffrey Mirvis, Jamy P. Rankin, Anil Shrivastava (nominee), Patricia (Tribby) W. Warfield and Barbara J. Whittaker are independent within the meaning of the applicable SEC rules and the NASDAQ listing standards, and all of our committee members are independent within the meaning of the applicable SEC rules and NASDAQ listing standards.
The Nominating and Corporate Governance Committee found that, Douglas Trussler is not independent within the meaning of the applicable SEC rules and the NASDAQ listing standards.
Board Leadership Structure. The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board of Directors believes it is in the best interests of our Company to make that determination based on the position and direction of our Company and the membership of the Board of Directors. The roles of Chairman of the Board and Chief Executive Officer are currently held by the same person, Selwyn Joffe. The Board of Directors believes that Mr. Joffe’s service as both Chairman of the Board and Chief Executive Officer is in the best interest of our Company and its shareholders. Mr. Joffe possesses detailed and in-depth knowledge of the issues, opportunities and challenges facing our Company and its business and is in the best position to develop agendas that ensure that our Board of Directors’ time and attention are focused on the most critical matters. We believe that our Company has been well served by this model because the combined role of Chairman of the Board and Chief Executive Officer has ensured that our directors and senior management act with a common purpose and in the best interest of our Company. This model enhances our ability to communicate clearly and consistently with our shareholders, employees, customers and suppliers.
Lead Independent Director. Our Board has appointed Joseph Ferguson as our Lead Independent Director to preside at executive sessions of independent directors. Mr. Ferguson was appointed as the Lead Independent Director by a majority vote of our independent directors, upon review and consideration of the Nominating and Corporate Governance Committee. The Lead Independent Director’s duties will include, but are not limited to: (1) presiding at all executive sessions of the independent directors and Board meetings at which the Chairman is not present; (2) serving as liaison between the Chairman and the independent directors; (3) coordinating with the Chairman on the Board meeting agendas and schedules and the subject matter of the information to be sent to the Board; (4) the authority to call meetings of the independent directors; (5) ensuring he is available for consultation and direct communication if requested by major shareholders; and (6) performing such other duties as the Board deems appropriate. Mr. Ferguson sits on the Audit Committee and is also invited to attend Compensation Committee meetings and discussions related to the setting of goals and metrics to ensure the goals properly align with the Company’s strategic initiatives, are in line with the budget and robust in nature and promote shareholder value.
Board’s Role in Risk Oversight. Our Board of Directors as a whole has responsibility for risk oversight with certain categories of risk being reviewed by particular committees of the Board of Directors, which report to the full Board of Directors as needed. The Audit Committee reviews the financial risks, including internal control, audit, information and cyber security, financial reporting and disclosure matters including related person transactions, by discussing these risks with management and our internal and external auditors. The Compensation Committee reviews risks relating to our executive compensation plans and arrangements, human capital management, succession planning, corporate culture and diversity, equity, and inclusion. The Nominating and Corporate Governance Committee reviews risks related to our governance structure and processes, and our overall response to environmental, social and governance (ESG) issues. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed about our overall risk profile and is charged with strategic planning oversight and risk mitigation. We believe this structure is appropriate for the Company as it assigns specific areas of risk and its mitigation to the committee best suited to understand and proactively manage such risk as part of its overall oversight of the Company, while having the full Board charged with oversight of the Company’s overall risk profile and mitigation.
Attendance of Board and Committees. Our Board of Directors met eleven times during Fiscal 2024. Each of our then directors attended 75% or more of the total number of meetings of the Board of Directors and committees thereof during Fiscal 2024. Our last annual meeting of shareholders was held on September 14, 2023. All of our then directors attended our last annual meeting of shareholders. Each director is encouraged to attend each meeting of the Board of Directors and the annual meeting of our shareholders.
Audit Committee. The current members of our Audit Committee are Philip Gay, Joseph Ferguson and Jeffrey Mirvis, with Mr. Gay serving as chair. The Board of Directors has determined that all of the Audit Committee members are independent within the meaning of the applicable SEC rules and NASDAQ listing standards. Our Board of Directors has also determined that Mr. Gay, Mr. Ferguson and Mr. Mirvis are financial experts within the meaning of the applicable SEC rules. The Audit Committee oversees our auditing procedures, received and accepts the reports of our independent registered public accountants, oversees our internal systems of accounting and management controls, oversees information security risks, and makes recommendations to the Board of Directors concerning the appointment of our auditors. The Audit Committee met four (4) times in Fiscal 2024.
Compensation Committee. The current members of our Compensation Committee are Rudolph Borneo, Dr. David Bryan, and Jeffrey Mirvis, with Mr. Borneo serving as chair. The Compensation Committee is responsible for developing our executive compensation policies. The Compensation Committee is also responsible for evaluating the performance of our Chief Executive Officer and other senior officers and making determinations concerning the salary, bonuses and equity-based awards to be awarded to these officers, as well as human capital management, management succession planning and administering our clawback policy. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with the executive officers or directors of another entity. For further discussion of our Compensation Committee, see below “Compensation Committee Interlocks and Insider Participation.” The Compensation Committee met eight times in Fiscal 2024.
Nominating and Corporate Governance Committee. The current members of our Nominating and Corporate Governance Committee are Dr. David Bryan, Jeffrey Mirvis and Barbara Whittaker, with Ms. Whittaker serving as chair. Each of the members of the Nominating and Corporate Governance Committee is independent within the meaning of applicable SEC rules. Our Nominating and Corporate Governance Committee is responsible for maintaining strong corporate governance within the Board and the Company as a whole, as well as identifying, vetting and ultimately nominating candidates to our Board of Directors, Board succession planning, as well as oversight of our response to ESG issues. Our Nominating and Corporate Governance Committee met twice during Fiscal 2024.
In evaluating potential director nominees, including those identified by shareholders, for recommendation to our Board of Directors, our Nominating and Corporate Governance Committee seeks individuals with talent, ability and experience from a wide variety of backgrounds to provide a diverse spectrum of experience and expertise relevant to a diversified business enterprise such as ours. Our Company does not maintain a separate policy regarding the diversity of its Board members. However, the Nominating and Corporate Governance Committee considers individuals with diverse and varied professional and other experiences for membership. A candidate should represent the interests of all shareholders, and not those of a special interest group, have a reputation for integrity and be willing to make a significant commitment to fulfilling the duties of a director. Our Nominating and Corporate Governance Committee will screen and evaluate all recommended director nominees based on the criteria set forth above, as well as other relevant considerations. Our Nominating and Corporate Governance Committee will retain full discretion in considering its nomination recommendations to our Board of Directors.
Information about Our Executive Officers
Our executive officers (other than executive officer who is also a member of our Board of Directors), their ages and present positions with our Company, are as follows:
Name	Age	Position with the Company
David Lee	54	Chief Financial Officer
Doug Schooner	55	Chief Manufacturing Officer, SVP

Name	Age	Position with the Company
Kamlesh Shah	61	Chief Accounting Officer
Juliet Stone	51	Vice President, Secretary and General Counsel
Our executive officers are appointed by and serve at the discretion of our Board of Directors. A brief description of the business experience of each of our executive officers other than executive officer who is also a member of our Board of Directors.
David Lee has been our Chief Financial Officer since February 2008. Prior to this, Mr. Lee served as our Vice President of Finance and Strategic Planning since January 2006, focusing primarily on financial management and strategic planning. Mr. Lee joined us in February 2005 as a Director of Finance and Strategic Planning. His primary responsibilities as Chief Financial Officer are treasury, budgeting and financial management. From August 2002 until he joined us in 2005, he served as corporate controller of Palace Entertainment, Inc., an amusement and water park organization. Prior to this, Mr. Lee held various corporate controller and finance positions for several domestic companies and served in the audit department of Deloitte LLP (formerly known as Deloitte & Touche LLP). Mr. Lee is a Certified Public Accountant. Mr. Lee earned his Bachelor of Arts degree in economics from the University of California, San Diego, and a Master’s in Business Administration degree from the UCLA Anderson School of Management.
Douglas Schooner has been our Chief Manufacturing Officer since June 2014 and an SVP since 2018. Mr. Schooner joined us in 1993 and became the Vice President, Global Manufacturing Operations in January 2001 until his promotion in June 2014. Mr. Schooner has held the positions of Engineer, Production Manager, Assistant Vice President, Production and Vice President, Manufacturing prior to assuming his current position with Company. As Chief Manufacturing Officer, Mr. Schooner is responsible for all manufacturing, materials and logistic operations for our facilities. Mr. Schooner has a Bachelor of Science degree in Mechanical Engineering from the California State University, Long Beach.
Kamlesh Shah has been our Chief Accounting Officer since November 2019. Prior to this, Mr. Shah served as our Vice President, Corporate Controller since 2016, and has been with the Company since 2007, having joined as an Assistant Controller. Before joining us in 2007, he served as an Assistant Controller for Leiner Health Products Inc., a private label manufacturer of vitamins and pharmaceutical products. Prior to joining Leiner in 2000, Mr. Shah held various accounting positions at both domestic and international companies. Mr. Shah is a Certified Public Accountant. In addition, he holds a degree in Finance and Accounting from the University of Bombay, along with a diploma in Financial Management and Computer Management.
Juliet Stone has been our Vice President, General Counsel and Corporate Secretary since September 2019. She acted as Senior Corporate Counsel at Stamps.com from February 2017 to August 2019, as General Counsel at Hanmi Financial Corporation from November 2013 to January 2017 and in various legal roles including General Counsel at BBCN Bancorp, Inc. FNA Nara Bancorp. Inc from 2006 to 2013. Prior to joining Nara Bancorp, Ms. Stone held various legal positions at law firms and professional services companies. Ms. Stone is admitted to practice law in California and is a graduate of The University of Southern California Law Center and a recipient of a Bachelor of Arts in Economics-Business from University of California at Los Angeles.
There are no family relationships among our directors or named executive officers. There are no material proceedings to which any of our directors or executive officers or any of their associates, is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries. To our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding during the last ten years (excluding traffic violations or similar misdemeanors), and none of our directors or executive officers was a party to any judicial or administrative proceeding during the last ten years (except for any matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. To our knowledge, other than as disclosed in Proposal No. 1 of this proxy statement, none of our directors or executive officers are subject to any petition under federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which she was a general partner at or within two years before the time of such filing, or any corporation or business association of which she was an executive officer at or within two years before the time of such filing.

Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our executive officers, directors and holders of more than 10% of our common stock to file with the SEC initial reports of ownership of our common stock on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5. Executive officers, directors and holders of more than 10% of our common stock are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. We submit all applicable Section 16(a) filing requirements on behalf of our executive officers and directors. To our knowledge, based solely on the reports filed by us, copies of such reports furnished to us and written representations made by our executive officers and directors regarding their filing obligations, all Section 16(a) filing requirements applicable to our executive officers and directors were satisfied with respect to the fiscal year ended March 31, 2024, but reports related to the following transactions were subsequently filed: one transaction for Philip Gay which was filed late on one Form 4 on June 21, 2024; four transactions for Kamlesh Shah which were filed late on one Form 4 on June 24, 2024.

Compensation Discussion and Analysis
A strong commitment to enhancing shareholder value has been a guiding force throughout the Company’s history. Consistent with the overall objective to enhance shareholder value, management strives to achieve key target metrics derived from our strategic plans overseen by the Board. These metrics are developed by the Compensation Committee with input from management and oversight by the Board. During Fiscal 2024 it was determined that priority be given to generating positive cash flow from operations, with emphasis on gross profit and EBITDA.
In Fiscal 2024, our goals continued to focus on financial targets to benefit the Company and our shareholders:
✔	We generated approximately $39.2 million of cash from operating activities, which surpassed the Company’s maximum annual cash incentive plan target by 83%. As a consequence, we:
○	Reduced net bank debt by $32.5 million to $114.0 million from $146.5 million.
○	Paid off and retired our $11.25 million term loan.
✔	Despite increasing sales by 5.1% to a record $717.7 million we did not hit our internal target.
○
Overall, we grew the sales of each hard part category other than wheel hubs which trend we expect to reverse. Sales for the industry were soft in the fourth quarter of Fiscal 2024 which impacted us achieving our sales target, margins and EBITDA.

✔
Despite increasing gross profit dollars[2] by 16.3% to $132.6 million, we did not achieve the threshold for gross profit for our annual cash incentive plan. Our shortfall in hitting our target sales affected overall gross profit and gross margins due to lower overhead absorption.

✔
Similarly, despite increasing EBITDA[2] by $13.05 million or 18.3% and increasing operating income by 26.5% to $46.1 million, we did not hit the threshold for EBITDA for our annual cash incentive plan. This is a direct consequence of lower sales and consequently lower gross margin as previously discussed.

Along with the identified metrics for our annual cash incentive plan we also accomplished the following, all of which will bode well for our ongoing progress in enhancing shareholder value:
•	Meaningful brake-related product line growth for our branded Quality-Built and private label brake products.
•	Accelerated sales growth for our recently launched business into the Mexican market.
•
Instituted a vendor supply chain financing program to support our strategy for neutralization of working capital, of which, we have already extended total days outstanding by 30 days which will reduce working capital by $20 million.

•	Secured new business and further commitments for our JBT-1 bench-top testers from all the major automotive retailers in North America.
•	Opened a new facility in Malaysia to support manufacturing of wheel hub products for direct shipments to customers.
•	Restructured our credit agreement to eliminate the senior leverage ratio financial covenant.
Executive Compensation Summary.
The Company’s strategic planning process “OGSM” has a singular objective each year – to build shareholder value.
OGSM stands for Objective, Goals, Strategies, and Measures. As mentioned above, the Objective is singular and has always been to build shareholder value; the Goals are the items to be accomplished that will result in building shareholder value; the Strategies are all the executables that must take place to accomplish the Goals and Measures are used to track the progress and serve as a benchmark for executive compensation and bonuses. The Board meets annually to discuss, develop and refine the Company’s management proposed strategic plan, and subsequently the executive management team meets to develop the specific OGSM process keyed off the Board approved strategic planning initiatives Once the executive OGSM is completed by management a detailed business plan and budget is developed and presented to the Board for approval.
[2]	Before items impacting results, See Appendix A for detail of items impacting results as disclosed in the Company’s 8-K filing.

The CEO’s goals each year are set by the Board and Compensation Committee to align with the strategic planning initiatives set at OGSM each year. In turn each named executive officer is assigned goals meant to cascade off the CEO/Company goals. As such, OGSM serves as the backbone of designing and measuring our executive compensation.
The retention of experienced, highly capable and dedicated executives is crucial to the long-term success of our Company. To achieve the goal of recruiting, retaining and motivating our executives, our Compensation Committee has developed an overall executive compensation program that rewards these employees for their contributions to our Company.
The primary objectives of our practices with respect to executive compensation are to:
•	Provide appropriate incentives to our executive officers to implement our strategic business objectives and achieve the desired Company performance;
•	Reward our executive officers for their contribution to our success in building long-term shareholder value; and
•	Provide compensation that will attract and retain superior talent and reward performance.
Actions Taken
Our Compensation Committee and Board took the following actions in Fiscal 2024 to improve the alignment of our compensation practices with shareholder return and better align executive compensation with Company performance (“pay for performance”):
•
Changed from relative total shareholder return (“TSR”) performance goal weighting of 30% for Fiscal 2023 PSU awards to absolute TSR performance goal weighting of 100% for Fiscal 2024 PSU awards to align management with our shareholders’ interests. PSU awards granted in Fiscal 2024 were comprised of three performance-vesting tranches under which 1/3 of the target PSUs may be eligible to vest, including the (i) achievement of a $10 stock price target (49.7% increase from stock price at grant), (ii) achievement of a $15 stock price target (124.5% increase from stock price at grant), and (iii) achievement of a stock price between $17.50 and $25 (with vesting ranging between 50% and 150% of the tranche, depending on the stock price achieved between the two goals, with 100% of the tranche vesting at a $20 stock price) (199.4% increase from stock price at grant). Each performance-vesting tranche may be met over a three-year performance period, commencing June 19, 2023, and all price targets must be met for thirty consecutive trading days;

•	All equity granted in Fiscal 2024 was long-term, and with respect to performance-based awards, included rigorous and challenging targets to allow any vesting;
•
Determined that, though the Company generated record cash in Fiscal 2024, the Company paid out only on the cash from operations generation metric, with the Company and individual goals 100% aligned, thus reinforcing pay and performance alignment;

•
Determined that the 2022 PSU grant (paid out in Fiscal Year 2025) only met one goal for Net Sales after adjustments, of three goals, and thus we paid out only 45% of the target number of PSUs granted, reinforcing pay for performance alignment;

•
Given that Mr. Joffe’s current Employment Agreement does not guarantee a particular equity grant, the Compensation Committee used that flexibility to grant our regular equity grant to the CEO and the other named executive officers based 100% on stock price (absolute TSR) in Fiscal 2024, instead of part PSU and part time based RSUs. In addition, the CEO was not granted performance based restricted stock, as had been done in previous years under his prior employment agreement; and

•
Approved an increase in Mr. Joffe’s, as well as our other executive officers’, Fiscal 2024 performance-based equity weighting, with respect to annual equity awards (which were granted in June 2023) to 100% of their equity compensation opportunity to place greater emphasis on shareholder value creation and to better reflect shareholders’ expectation that the company should work to create return greater than its peers.

Compensation Components and Key Elements.
With our compensation objectives in mind, as further described below, our executive officer compensation program consists of five primary elements:
Base Salary. Base salary is the “fixed” component of our executive compensation intended to meet the objective of attracting and retaining executive officers of superior talent that are necessary to manage and lead our Company.
Annual Cash Incentive Plan. We use a cash-based incentive plan to motivate the achievement of key short-term pre-determined financial corporate and individual performance goals meant to enhance shareholder value.
With respect to our Annual Cash Incentive Plan, the individual performance metrics employed in recent years focused on the transformation of our business including the launch of our new full line brake program, consolidation of our operations into low-cost countries, and electric vehicle and aerospace initiatives. For Fiscal 2024, our Compensation Committee removed the individual performance component from our Annual Cash Incentive Plan for executive officer participants, so that 100% of each named executive officers’ cash-based incentive compensation opportunity was based solely on corporate objectives, as further described below.
The following table includes the target cash-based incentive compensation opportunities and weightings for each named executive officer in Fiscal 2024:
Named Executive Officer	Target Incentive Compensation	Targeted Compensation for Achieving the Targeted Performance on the Company Performance Goal (80% of Total)	Targeted Compensation for Achieving Individual Goals (20%)
Selwyn Joffe	$993,907	$795,126	$198,781
David Lee	$198,960	$159,168	$39,792
Doug Schooner	$148,599	$118,879	$29,720
Kamlesh Shah	$120,178	$96,142	$24,036
Juliet Stone	$137,800	$110,240	$27,560
Long-term, Equity-Based Incentive Plan. Equity awards are a part of our overall executive compensation program to align the interests of our executives with those of shareholders while rewarding individual performance and ensuring we offer competitive compensation levels. In Fiscal 2023, half of the value of the equity awards granted to our named executive officers (not including Mr. Joffe’s performance-based restricted stock award) were performance based and included PSUs requiring three years of performance to vest. Mr. Joffe received 67% performance-based equity awards in Fiscal 2023. In Fiscal 2024, 100% of our annual equity awards (which were granted in June 2023) are performance based and tied to stock price performance goals. Though Mr. Joffe, Mr. Lee and Mr. Shah were granted a one-time retention stock option award in September 2023. These stock options have a ten-year term and were granted with a premium exercise price. Please see below for further details.
Deferred Compensation Benefits. We offer participation in a non-qualified deferred compensation plan to selected executive officers which provides unfunded, non-tax qualified deferred compensation benefits. We believe this program helps promote the retention of our senior executives. Participants may elect to contribute a portion of their cash compensation to the plan. We made matching contributions of 100% of each participant’s elective contributions to the plan up to 3% of the participant’s cash compensation until February 5, 2023, when the Company temporarily halted the Company’s matching contributions, until it was restarted February 8, 2024.
Employee Benefits. All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans. The Company does not provide pension benefits, other than matching contributions under the Company’s 401(k) retirement plan, which were temporarily halted effective February 5, 2023, until it was restarted February 8, 2024.
We believe that a significant portion of executive officer compensation should be at-risk and dependent upon the achievement of measurable and objective performance metrics tied to increased shareholder value. In Fiscal 2024, the awards under the Annual Cash Incentive Plan for all named executive officers were based on the achievement of pre-determined objective metrics of the Company, including Gross Profit after adjustments, EBITDA after adjustments and Cash from Operating Activities, which were weighted, 25%, 25% and 50%. As described further below, our Annual Cash Incentive Plan requires the Company to meet at least 50% of the target corporate performance objectives to pay out any bonus. In Fiscal 2024, the Company met 183% of its Cash from Operating Activities goal (weighted at 50%), but did not meet threshold performance for EBITDA after adjustments or Gross Profit after adjustments (each weighted at 25%), and thus an annual short term cash based incentive bonus of 75% (50% weighting x 150% maximum goal multiplier) of the target bonus opportunity was paid to executives.
A portion of our Chief Executive Officer’s total direct Fiscal 2024 compensation is comprised of equity awards (the “Equity Component”), including PSUs. A majority of Mr. Joffe’s Equity Component consists of performance-based awards focused on achievement of goals that we believe enhance shareholder value, even better aligning his compensation with the interests of our shareholders. As discussed above, in Fiscal 2024, 100% of the equity awards granted to the named executive officers and other employees throughout the Company under our annual equity award program consisted of PSUs that are 100% dependent on increasing the value of Company common stock.
Moreover, we believe that the executive compensation program should serve the interests of shareholders. Accordingly, we have adopted various policies and practices that we believe are in shareholders’ interests, including:
What We Do	What We Don’t Do
Align pay with performance	No “single-trigger” equity acceleration in connection with a change in control
Formulaic cash-based incentive program, with 80% (100% in FY24) of total cash-based annual incentive award opportunity tied to objective financial performance goals	Do not provide above-market interest rates on deferred compensation
Maintain significant stock ownership requirements: 3x base salary (CEO) and 2x base salary (other named executive officers)	Do not re-price or exchange stock options without shareholder approval
Maintain a clawback policy (see “Governance Policies and Guidelines—Clawback Policy” above)	Do not allow hedging or pledging of our equity securities
Annual say-on-pay vote
Seek and respond to input from our shareholders regarding executive compensation
Compensation Committee receives advice from an independent compensation consultant
As discussed above under “Governance Policies and Guidelines—Stock Ownership Guidelines,” we have also adopted stock ownership guidelines, pursuant to which each of our directors and executive officers are required to hold a certain number of shares of our common stock, within a specified timeframe.
Say on Pay Vote.
At the Annual Meeting held on September 14, 2023, 88% of the votes cast by our shareholders approved the non-binding advisory vote related to executive compensation. In Fiscal 2024, we continued to regularly engage with our shareholders to ensure we understand any thoughts or concerns with our executive compensation program, with the goal of continually enhancing our shareholder communications. Please see Engagement of Shareholders section below for further details. In Fiscal 2024, we held discussions with nearly all of our major shareholders, representing a majority of the holders of Company common stock, regarding executive compensation and other governance and business performance issues. In response to the feedback we received in these meetings, we continued to enhance our incentive compensation goals focusing on fulfilling our long-term strategic objectives and building shareholder value. The Annual Cash Incentive Plan for Fiscal 2024 employs objective corporate metrics focused on building shareholder value and return, including 50% of the Company goal being based on the generation of cash from operations, as we continue to hear that cash generation is a top priority of our shareholders. In response to the decline in the stock price, the Compensation Committee changed course for Fiscal 2024 to align management with our shareholders’ interests.
The annual equity grants for Fiscal 2024 (which were granted in June 2023) changed from 50% time-based RSU awards and 50% PSU awards with multiple performance goals granted in Fiscal 2023 to 100% PSU grants with one absolute TSR performance goal, namely to increase the Company stock price, as compared to Fiscal 2023 when the Company had a relative TSR performance goal weighting of 30% for PSU awards (and the remaining 70% weighting was comprised of financial operations goals). PSU awards granted in Fiscal 2024 were comprised of three performance-vesting tranches under which 1/3 of the target PSUs may be eligible to vest, including the (i) achievement of a $10 stock price target (49.7% increase from stock price at grant), (ii) achievement of a $15 stock price target (124.5% increase from stock price at grant), and (iii) achievement of a stock price between $17.50 and $25 (with vesting ranging between 50% and 150% of the tranche, depending on the stock price achieved between the two goals, with 100% of the tranche vesting at a $20 stock price) (199.4% increase from stock price at grant). Each performance-vesting tranche may be met over a three-year performance period, commencing June 19, 2023, and all price targets must be met for thirty consecutive trading days.
Engagement with Shareholders
We openly encourage direct dialogue between management and shareholders, and try at least on a quarterly basis to make contact with our shareholder base. We host an open conference call to discuss earnings and have a “no restriction” question and answer session for our participants. In addition we actively engage with our shareholders in person, by phone, and through written correspondence. During Fiscal 2024, we met via conference call / video and in person with most of our largest shareholders and many other shareholders. We consider the shareholders’ feedback offered during those meetings and continue to improve our corporate governance, communication and executive compensation practices.
Shareholders expressed a desire that a majority of equity awards granted to our named executive officers be based on metrics directly related to enhancing shareholder value. Starting in Fiscal 2022, of the equity awards granted to our named executive officers (other than Mr. Joffe’s restricted stock award) approximately fifty percent (50%) of the value of such awards were granted as RSUs that vest ratably over a three-year period subject to continued service, and approximately fifty percent (50%) of the value of such awards were granted as PSUs that are eligible to vest at the end of a three-year period based on the Company’s achievement of financial performance metrics tied to our projected budget for Fiscal 2024, at the time of grant. We continued the same program in Fiscal 2023 with slight changes to the weighting of each PSU performance measure tied to our projected budget in Fiscal 2025, at the time of the grant (increasing TSR from 20% to 30% and decreasing EBITDA, after adjustments from 50% to 40%) to the PSU performance metrics. These metrics were: 1) EBITDA after certain adjustments (40% weighting), 2) Relative TSR to Russell 3000, with financial and real estate companies excluded (30% weighting), and 3) Net Sales after adjustments (30% weighting), each of which, the Company believes focuses on driving shareholder value. Each metric, other than TSR which is defined above, is defined in Appendix A of our Proxy Statement on Schedule 14A filed with the SEC on July 28, 2023. These three metrics are viewed as key indicators of our performance that our CEO, CFO and VP Investor Relations discussed with most of our shareholders.
In Fiscal 2024, our shareholders expressed that they were generally happy with our financial results, and wanted us to focus on share price. As a direct result of these discussions, the Compensation Committee implemented an annual equity grant that was congruent with our shareholders focused only on increased share price. In Fiscal 2024, with respect to our annual equity awards, we only granted PSUs that vest based on the achievement of target stock price increases of between 49.7% and 199.4% of the stock price on the date of grant.
When talking to shareholders in Fiscal 2022 we received input that shareholders wanted incentive-based compensation based on the generation of positive cash flow from operations and as a result we included such metric in our Fiscal 2023 incentive plans. In Fiscal 2023, we continued to emphasize our focus on shareholder value and return by adding Net Cash Provided by Operating Activities as the largest portion of the performance metric in our short term incentive plan, as the Compensation Committee and the Board emphasized the ever increasing importance of positive cash flow in today’s fiscal environment. In Fiscal 2024 and Fiscal 2025 we continued this trend by increasing the weighting of positive cash flow to 50% for the Company portion of our Annual Cash Incentive Plan opportunity.
With respect to our Fiscal 2024 Annual Cash Incentive Plan for executive officers, the following three key metrics were set as: 1) Cash from Operating Activities (50% weighting), 2) EBITDA, after adjustments (25% weighting), and 3) Gross Profit after adjustments (25% weighting), each as explained in Appendix A. These three metrics are viewed as key indicators of our performance that our CEO, CFO and VP Investor Relations discussed with most of our shareholders. The Compensation Committee deemed that these key executable metrics in Fiscal 2024 were critical to the future success of the Company and would directly translate to building shareholder value. Importantly, the Net Sales after adjustments performance goal (used in Fiscal 2023) was replaced with Gross Profit after adjustment, due to input from shareholders providing that the latter is a better measure of Company success.

In Fiscal 2024, the CEO, General Counsel, Investor Relations and the Lead Independent Director and other directors reached out to shareholders representing the majority of ownership and receiving feedback from most. They exchanged perspectives with the shareholders and listened carefully to their concerns. We heard that shareholders want incentive compensation directly tied to financial results, and the blueprint to implement ESG disclosure to better capture the benefits of remanufacturing in general and MPA specifically.
As a direct result of shareholder feedback:
•
we continued our focus on and commitment to reducing our mark on the planet, bettering the conditions of our employees and the disclosure of our work relative to ESG, a natural fit for a company that focuses on remanufacturing and electrification of vehicles to substantially eliminate the automotive carbon footprint;

•	the Compensation Committee:
(a)
emphasized the requirement of shareholder return metrics utilized by the Company and individual portion of our Annual Cash Incentive Plan in Fiscal 2022, and increased the weighting of such shareholder focused return metrics in Fiscal 2023 as well as Fiscal 2024;

(b)	made stock price performance goals the only metrics for all the Fiscal 2024 grants of long-term PSUs vesting over three years; and
(c)
did not extend the CEO’s right to an annual performance-based Restricted Stock award under the terms of his Employment Agreement, which therefore provides more flexibility to grant other performance-based awards to the CEO.

Determination of Compensation Decisions.
The Compensation Committee is responsible for establishing, developing and maintaining our executive compensation program. The role of the Compensation Committee is to oversee our compensation and benefits plans and policies, administer our equity incentive plans and review and approve all compensation decisions relating to all executive officers and directors. For the Compensation Committee to perform its function, the following process for determining executive compensation decisions has been followed.
Engagement of Compensation Committee Consultant.
In Fiscal 2024, the Compensation Committee continued to retain Willis Towers Watson (“WTW”) to review the Board’s overall compensation. Please see Director Compensation below for a full discussion.
WTW has assisted the Company to respond to our shareholders, focusing our incentive compensation with shareholder return metrics. WTW does not perform any other consulting work or any other services for our Company, other than valuation work related to Monte Carlo simulations for the Fiscal 2022, Fiscal 2023 and Fiscal 2024 relative TSR metrics in the PSUs and Pay for Performance and CAP calculations for Fiscal 2023 and Fiscal 2024, reports directly to the Compensation Committee, and takes direction from the Chair of the Compensation Committee. The Compensation Committee has assessed the independence of WTW pursuant to the rules prescribed by the SEC and has concluded that no conflict of interest existed or currently exists that would prevent WTW from serving as an independent consultant to the Compensation Committee.
The Compensation Committee considered analysis and advice from WTW when making compensation decisions for the Chief Executive Officer and other senior executives with regard to Fiscal 2023 compensation, including WTW’s input on performance-based metrics for the annual cash and equity awards made, as well as the use of long term cliff vesting performance-based stock units.
Peer Group. WTW reviewed our peer group in Fiscal 2021 and determined that there were no meaningful changes that would improve our peer group, due to the lack of other public companies of similar market capitalization providing a similar product mix. As such the following peer group was maintained from Fiscal 2021 through Fiscal 2024, other than Horizon Global Corporation which was removed as it merged into another company: Dorman Products Inc., Fox Factor Holding Corp., Modine Manufacturing Co., Myers Industries, Inc., Shyft Group Inc., Standard Motor Products Inc., Stoneridge Inc., Strattec Security Corp., Gentherm, Inc., Superior Industries International Inc. and Voxx International Corporation. Given the limitations of our peer group, WTW recommended that we assess compensation in relation to our peer group as well as other companies with similar revenue to obtain a more fulsome view of the market. Though the Compensation Committee does not itself undertake a formalized benchmarking process, it did engage WTW to perform such a review detailing the competitiveness of our executive compensation relative to that of a peer group and survey data of other companies with similar revenue.
Fiscal 2024 Total Executive Compensation Review.
In reaching its executive compensation decisions for Fiscal 2024, WTW gave advice on the performance-based equity granted, the Committee also considered analysis and advice contained in the WTW Fiscal 2022 review regarding the competitiveness of our executive compensation program in comparison to our peer group and compensation surveys. The Compensation Committee also reviewed materials from Fiscal 2023 and Fiscal 2024, using our peer data that reviewed and compared our named executive officers against their peers. The Compensation Committee believes that executive compensation, in aggregate, was within a competitive range around the market 50th percentile for base salary, target total cash and target total direct both inclusive and exclusive of the CEO with variation by individual. The compensation levels assessed by WTW were based on actual base salary, target bonus and fair value of our most recent long-term incentives. When managing executive compensation towards our compensation philosophy, we focus on competitiveness in the aggregate with the understanding and expectation of individual variation relative to market. Though some of our named executive officers were well below the 50th percentile, given the current financial climate no base salary adjustments were made, though Ms. Stone’s target bonus was adjusted upward by 10% and additional equity was given in Fiscal 2024 to get certain individual named executive officers closer to the 50th percentile target.
Determining Executive Compensation.
Base Salaries. Our general policy is to initially set the base salaries of our named executive officers at levels that are competitive with our peers, and we generally only increase salaries in the case of promotions or significant increases to an officer’s duties and responsibilities. In Mr. Joffe’s case, his employment agreement provides for review of his base salary from time to time. Any increases to base salaries are reviewed by the Compensation Committee on a case-by-case basis. Mr. Joffe, Mr. Lee, Mr. Schooner, Mr. Shah and Ms. Stone did not receive a base salary increase in Fiscal 2024. The following table sets forth the Fiscal 2024 base salaries for each named executive officer:
Named Executive Officer	Base Salary
Selwyn Joffe	$828,256
David Lee	$361,746
Doug Schooner	$424,570
Kamlesh Shah	$300,446
Juliet Stone	$344,500
Annual Cash Incentive Plan. Historically, each year we administer a cash-based incentive compensation program that aims to reward our named executive officers for the achievement of key financial (80%) and individual (20%) performance goals. However, in Fiscal 2024, the Compensation Committee determined that the named executive officers should be wholly focused as “One Team” on achieving the Company Performance Goals and removed the individual performance component from our cash-based incentive compensation program. 100% of the named executive officers’ target bonus opportunity was based on the following Company performance-based metrics (and their weightings): (1) Cash from Operating Activities (50%), (2) EBITDA after adjustments, (25%), which is calculated as earnings before interest expense, income tax expense, depreciation and amortization and other adjustments described in our earnings releases attached as exhibits to the Company’s Reports on Form 8-K reporting the Company’s results of operations and financial condition for the applicable fiscal year as filed with the SEC, and (3) Gross Profit after adjustments (25%), which means the Company’s gross profit as calculated including items impacting the results as described in the Company’s earnings releases filed with the SEC on Form 8-K (collectively, the “Company Performance Goals”).
The Company Performance Goals were established by the Compensation Committee following its review of the Company’s strategic initiatives and budget and are shown in the chart below. It should be noted that the Cash from Operating Activities goal in Fiscal 2024, was set lower than the same goals in Fiscal 2023, but much higher than actual achievement in Fiscal 2023. The Board approves a strategic business plan and puts into place targets that they believe will drive shareholder value. The Compensation Committee then creates goals, considering its analysis of the current state of the overall economy, our industry’s outlook and the Company budget, to strengthen the Company’s financials and ultimately create shareholder value. The Board and Compensation Committee strive to set meaningful goals that give our named executive officers the opportunity to positively affect the Company and increase the stock price.
The actual numbers for each goal’s threshold, target and maximum were chosen based on the approved Company budget. The target for each goal equates to the Company budget and the threshold and maximum are a percentage below and above said target. The Compensation Committee changed the third goal from Net Sales after adjustments to Gross Profit after adjustments to focus the Company and its executives on the creation of profitable sales and growing our margins.
Though the Company increased our sales, margin and gross profit over the prior year on an adjusted basis, the Company did not meet its threshold goals for gross profit and EBITDA, due to softness of demand in the market, in the fourth quarter of Fiscal 2024, even though the Company implemented successful cost controls in SG&A.
Company Performance Goal
	% of Company Performance Goal Target Bonus	Threshold (50%)	Target (100%)	Maximum (150%)
EBITDA after Adjustments	25% weight	$93,130,000	$95,885,000	$98,640,000
Gross Profit after Adjustments	25% weight	$165,507,000	$169,045,000	$172,583,000
Cash from Operating Activities	50% weight	$17,645,000	$19,536,000	$21,427,000
The Company’s actual performance with respect to the Company Performance Goals with respect to Fiscal 2024 is shown in the chart below:
	% of Company Performance Goal Target Bonus	Actual	% of Target Reached	Bonus
EBITDA after Adjustments	25% weight	$84,233,000	0%	0%
Gross Profit after Adjustments	25% weight	$156,339,000	0.0%	0%
Cash from Operating Activities	50% weight	$39,172,000	150%	75%
The named executive officers received credit for 75% of the Company Performance Goals (50% weighting x 150% maximum goal multiplier), as the Company met 183% of its Cash from Operating Activities performance goal, representing 83% above the Maximum goal.
In a year where the Company meets at least 50% of the Company Performance Goals, in alignment with the threshold percentage, each named executive officer is eligible to receive payment with respect to a Company Performance Goal provided the Company achieved that goal at the threshold amount or above (the “Threshold Goal”). If the Company’s actual performance was lower or higher than the target amount established for the relevant metric the bonus earned with respect to that goal was interpolated between either the threshold and the target amounts (50% and 100%) or the target amount and the maximum amount (100% and 150%) for each goal, multiplied by the percentage weighting for that goal.
The following table sets forth each named executive officer’s aggregate cash-based incentive opportunity and actual incentive payment in Fiscal 2024.
Named Executive Officer	Target Incentive Payment	Company Performance Related Incentive Payment	Individual Goal Incentive Payment	Total Actual Incentive Payment
Selwyn Joffe	$993,907	$596,344	$149,086	$745,430
David Lee	$198,960	$119,376	$29,844	$149,220
Doug Schooner	$148,599	$89,160	$22,290	$111,450
Kamlesh Shah	$120,178	$72,107	$18,027	$90,134
Juliet Stone	$137,800	$82,680	$20,670	$103,350
Equity-Based Incentive Program. The goal of our long-term, equity-based incentive awards is to align the interests of our named executive officers with the interests of our shareholders. Because vesting is generally based on continued service, in addition to performance-based metrics in most cases, our equity-based incentives also encourage the retention of our named executive officers during the award vesting period. In determining the mix of equity and size of awards to be granted to our named executive officers, we consider the value of equity awards issued by peer group companies, the total value of the compensation opportunity afforded to each named executive officer, and the individual’s position, scope of responsibility, and ability to affect profits and shareholder value. In line with shareholder recommendations, in Fiscal 2022, WTW recommended including in the total equity awards granted to our named executive officers a multi-year performance-based equity award. Since Fiscal 2022 we have continued to follow this recommendation.
Fiscal 2024 Equity Grants
In Fiscal 2024, the Company granted to all of our named executive officers long-term PSUs, vesting 100% on absolute total shareholder return, as well as time-based stock options to Mr. Joffe, Mr. Lee and Mr. Shah. The following table sets forth the number of shares and grant date fair value of the equity awards granted to the named executive officers in Fiscal 2024.
Named Executive Officer	Stock Options	Grant Date Fair Value of Stock Options	Long-term Performance - based Restricted Stock Units	Grant Date Fair Value of Long-term Performance - based Restricted Stock Units
Selwyn Joffe	83,700	$313,875	139,953	$588,269
David Lee	20,900	$78,375	52,265	$219,687
Doug Schooner	—	$—	20,325	$85,433
Kamlesh Shah	4,700	$17,625	26,132	$109,842
Juliet Stone	—	$—	34,843	$146,457
In June 2023, the Compensation Committee approved PSU awards to our named executive officers that vest based on the achievement of an absolute shareholder return performance goal to align management with our shareholders’ interests. PSU awards granted in Fiscal 2024 were comprised of three performance-vesting tranches under which 1/3 of the target PSUs may be eligible to vest, including the (i) achievement of a $10 stock price target (49.7% increase from stock price at grant), (ii) achievement of a $15 stock price target (124.5% increase from stock price at grant), and (iii) achievement of a $15 stock price target (124.5% increase from stock price at grant), and (iii) achievement of a stock price between $17.50 and $25 (with vesting ranging between 50% and 150% of the tranche, depending on the stock price achieved between the two goals, with 100% of the tranche vesting at a $20 stock price) (199.4% increase from stock price at grant). Each performance-vesting tranche may be met over a three-year performance period, commencing June 19, 2023, and all price targets must be met for thirty consecutive trading days.
In September 2023, Mr. Joffe, Mr. Lee and Mr. Shah were each granted a one-time retention stock option award. These stock options have a ten-year term and were granted with a premium exercise price of $9.32 per share, as opposed to an exercise price of $7.41 which was the closing price of our common stock on the date of grant. These options will vest over a three-year period, with 1/3 of the stock options vesting on the first, second and third anniversaries of the grant date, subject to continued employment.
For a description of the accelerated vesting applicable to our named executive officers’ stock awards, see “Employment Agreements” and “Potential Payments Upon Termination or Change in Control Table” below.
Achievement of 2023 Performance-based Restricted Stock Awards
Mr. Joffe’s performance-based Fiscal Year 2023 restricted stock award, granted on June 20, 2022, vested below the target of 66,667 shares, at 27.058% of the maximum, and 27,508 shares of stock vested on June 20, 2023.
Accounting Considerations
ASC Topic 718, Compensation-Stock Compensation, or ASC Topic 718 requires us to recognize an expense for the fair value of equity-based compensation awards. Grants of stock options and restricted stock under our equity incentive award plans are accounted for under ASC Topic 718. The Compensation Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.
Compensation Committee Report
The following Compensation Committee Report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC proxy rules or the liabilities of Section 18 of the Exchange Act and the report shall not be deemed to be incorporate by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by Compensation Committee by reference therein.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
By Members of the Compensation Committee
Rudolph Borneo, Chair
Dr. David Bryan
Jeffrey Mirvis
Compensation Risk Analysis
The preceding “Compensation Discussion and Analysis” section generally describes our compensation policies, plans and practices that are applicable for our executives and management. Our Compensation Committee reviews the relationship between our risk management policies and practices, corporate strategy, and compensation practices. Our Compensation Committee has determined that these plans and practices, as applied to all our employees, including our executive officers, does not encourage excessive risk taking at any level of our Company. The Compensation Committee does not believe that risks arising from its compensation plans, policies or practices are reasonably likely to have a material adverse effect on our Company. Risk related to compensation is also reviewed as part of the Company’s overall compliance process overseen by the Audit Committee of the Company.

Summary Compensation Table
The following table sets forth information concerning Fiscal 2024, 2023, and 2022 compensation of our named executive officers.
Name & Principal Position	Fiscal Year	Salary(1)	Bonus(2)	Stock Awards(3)	Options Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Selwyn Joffe Chairman of the Board, President and CEO	2024	$828,256	$100	$588,269	$313,875	$745,430	$50,132	$2,526,062
	2023	828,256	100	1,909,131	—	—	93,264	2,830,752
	2022	809,722	100	2,396,227	—	1,011,408	117,191	4,334,649
David Lee Chief Financial Officer	2024	$361,746	$100	$219,687	$78,375	$149,220	$41,323	$850,451
	2023	361,746	100	338,649	—	—	83,874	784,370
	2022	334,913	100	353,117	—	200,200	76,857	965,188
Doug Schooner Chief Manufacturing Officer, SVP, Operations Under-the-Car Product Lines	2024	$424,570	$100	$85,433	$—	$111,450	$41,613	$663,166
	2023	423,628	100	128,594	—	—	85,513	637,835
	2022	404,427	100	192,950	—	145,411	78,935	821,824
Kamlesh Shah Chief Accounting Officer	2024	$300,446	$100	$109,842	$17,625	$90,134	$29,089	$547,236
Juliet Stone Vice President, Secretary and General Counsel	2024	$344,500	$100	$146,457	$—	$103,350	$41,243	$635,650
	2023	344,500	100	210,026	—	—	90,390	645,016
	2022	327,250	100	186,264	—	102,763	84,614	700,991
(1)
Salaries reflect actual amounts earned and paid with respect to services in Fiscal 2024. Mr. Joffe’s salary includes $24,000 to pay for disability insurance, as discussed in his CEO Employment Agreement.

(2)	Amounts in the “Bonus” column include a $100 bonus paid to each of the Company’s employees during December of each year, including the named executive officers, as a holiday gift to buy groceries.
(3)
Amounts for 2024 reflect the grant date fair value of PSUs awarded in Fiscal 2024 to each named executive officer (and, with respect to Mr. Joffe, Mr. Lee and Mr. Shah, stock options), each calculated in accordance with FASB ASC Topic 718, rather than the amounts paid to or realized by the named executive officer. The PSUs are subject to market conditions. With respect to the market conditions relative to the PSUs, the amounts in the table represent the grant date fair value calculated using a Monte Carlo simulation. We provide information regarding the assumptions used to calculate the value of stock awards and stock options made to the named executive officers in Notes 2 and 18 to the Company’s consolidated financial statements contained in its Annual Report on Form 10-K filed on June 11, 2024. For more detail on these awards, see “Compensation Discussion and Analysis—Determining Executive Compensation—Equity-Based Incentive Programs.”

(4)
Additionally, for Fiscal 2024, our Compensation Committee removed the individual performance component such that 100% of each named executive officers’ target cash-based incentive award opportunity was based solely on corporate objectives. Each of these measures is contained in the Company’s 8-K filing, of the press release to our earnings release made on June 11, 2024.

(5)	The following chart is a summary of the items that are included in the “All Other Compensation” totals for Fiscal 2024:
Name	Automobile Expenses	Insurance Premiums(1)	401K Employer's Contribution	Deferred Compensation Plan Employer's Contribution	Total
Selwyn Joffe	$18,000	$26,315	$3,906	$1,911	$50,132
David Lee	$—	$39,653	$1,670	$—	$41,323
Doug Schooner	$—	$39,653	$1,960	$—	$41,613
Kamlesh Shah	$—	$26,315	$1,387	$1,387	$29,089
Juliet Stone	$—	$39,653	$1,590	$—	$41,243
(1)	For all our named executive officers, these premiums include premiums for health insurance.

Fiscal 2024 Grants of Plan-Based Awards
		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards(1)
Name	Grant Date	Threshold (50% of Target)	Target	Maximum (150% of Target)	Threshold (50%of Target)	Target	Maximum (150% of Target)	All Other Option Awards: Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(3)
Selwyn Joffe	06/19/2023				23,326	139,953	69,977			$588,269
Selwyn Joffe	09/21/2023							83,700	$9.32	$313,875
Selwyn Joffe	06/07/2023	$496,954	$993,907	$1,490,861
David Lee	06/19/2023				8,711	52,265	26,133			$219,687
David Lee	09/21/2023							20,900	$9.32	$78,375
David Lee	06/07/2023	$99,480	$198,960	$298,440
Doug Schooner	06/19/2023				3,388	20,325	10,163			$85,433
Doug Schooner	06/07/2023	$74,300	$148,599	$222,899
Kamlesh Shah	06/19/2023				4,355	26,132	13,066			$109,842
Kamlesh Shah	09/21/2023							4,700	$9.32	$17,625
Kamlesh Shah	06/07/2023	$60,089	$120,178	$180,267
Juliet Stone	06/19/2023				5,807	34,843	17,422			$146,457
Juliet Stone	06/07/2023	$68,900	$137,800	$206,700
(1)
Except as otherwise noted, represents awards of PSUs that vest, subject to continued employment, if the Company's average closing stock price over 30 consecutive trading days equals or exceeds the stock price hurdle over a three-year period commencing on June 19, 2023. For more information, see “Compensation Discussion and Analysis—Determining Executive Compensation—Equity-Based Incentive Program.”

(2)
Represents awards of stock options that vest over a three-year period, subject to continued employment. For more information see “Compensation Discussion and Analysis—Determining Executive Compensation—Equity-Based Incentive Program.”

(3)
Amounts shown represent the grant date fair value calculated in accordance with ASC 718. The assumptions used with respect to the valuation of the equity awards are set forth in Notes 2 and 18 to the consolidated financial statements included in our Annual Report on Form 10-K, filed with the SEC on June 11, 2024. The PSUs are subject to market conditions and the amounts in the table represent the grant date fair value calculated using a Monte Carlo simulation.

Outstanding Equity Awards at Fiscal Year End
The following table summarizes information regarding equity awards granted to our named executive officers that remain outstanding as of March 31, 2024. Unless as otherwise noted below, all awards were granted under the Company’s 2022 Incentive Award Plan (“2022 Plan”).
	Option Awards					Stock Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable Vested	Number of Securities Underlying Unexercised Options (#) Unexercisable Unvested	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Unvested (#)	Market Value of Shares or Units of Stock Unvested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, or Other Rights That Have Not Vested ($)
Selwyn Joffe
	26,200	—	—	$31.13	09/03/2025
	51,200	—	—	$28.68	06/23/2026
	54,800	—	—	$27.40	06/19/2027
	83,400	—	—	$19.00	06/17/2028
	88,875	—		$19.93	07/01/2029
	33,791	—		$15.12	06/16/2030
	—	83,700(1)	—	$9.32	09/20/2033
						6,683(2)	$53,731
						25,374(3)	$204,007
								9,023(4)	$72,545
								38,061(5)	$306,010
								139,953(6)	$1,125,222
David Lee
	9,300	—	—	$22.93	06/21/2024
	6,500	—	—	$31.13	09/03/2025
	10,800	—	—	$28.68	06/23/2026
	9,200	—	—	$27.40	06/19/2027
	14,000	—	—	$19.00	06/17/2028
	14,875	—		$19.93	07/01/2029
	5,656	—		$15.12	06/16/2030
	—	20,900(1)	—	$9.32	09/20/2033
						2,589(2)	$20,816
						8,317(3)	$66,869
								3,495(4)	$28,100
								12,476(5)	$100,307
								52,265(6)	$420,211
Doug Schooner
	6,400	—	—	$22.93	06/21/2024
	5,600	—	—	$31.13	09/03/2025
	9,000	—	—	$28.68	06/23/2026
	7,100	—	—	$27.40	06/19/2027
	5,000	—	—	$19.00	06/17/2028
	6,250	—		$19.93	07/01/2029
	2,376	—		$15.12	06/16/2030
						1,415(2)	$11,377
						3,159(3)	$25,398
								1,910(4)	$15,356
								4,737(5)	$38,085
								20,325(6)	$163,413

	Option Awards					Stock Awards		Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable Vested	Number of Securities Underlying Unexercised Options (#) Unexercisable Unvested	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock Unvested (#)	Market Value of Shares or Units of Stock Unvested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, or Other Rights That Have Not Vested ($)
Kamlesh Shah
	2,100	—	—	$22.93	06/21/2024
	1,500	—	—	$31.13	09/03/2025
	3,000	—	—	$28.68	06/23/2026
	3,300	—		$27.40	06/19/2027
	5,000	—		$19.00	06/17/2028
	5,313	—		$19.93	07/01/2029
	7,129	—		$15.12	06/16/2030
	—	4,700(1)	—	$9.32	09/20/2033
						1,069(2)	$8,595
						3,475(3)	$27,939
								1,443(4)	$11,602
								5,213(5)	$41,913
								26,132(6)	$210,101
Juliet Stone
	14,300	—	—	$17.12	09/10/2029
	7,129	—		$15.12	06/16/2030

						1,366(2)	$10,983
						5,159(3)	$41,478
								1,844(4)	$14,826
								7,737(5)	$62,205
								34,843(6)	$280,138
(1)	This award vests in three equal annual installments beginning on the first anniversary of the September 21, 2023 grant date, subject to continued employment through the applicable vesting date.
(2)
This award was granted under the Company’s Fourth Amended and Restated 2010 Incentive Award Plan (the “2010 Plan”) and vests in three equal annual installments beginning on the first anniversary of the June 18, 2021 grant date, subject to continued employment through the applicable vesting dates.

(3)
This award was granted under the 2010 Plan and vests in three equal annual installments beginning on the first anniversary of the June 20, 2022 grant date, subject to continued employment through the applicable vesting dates.

(4)
Represents PSUs granted under our 2010 Plan on June 18, 2021 that will vest upon the attainment of pre-determined performance metrics at the conclusion of a three-year performance period, subject to continued employment. In accordance with SEC rules, the number of PSUs shown represents the number of PSUs that may be earned based on target performance. These awards vested on June 18, 2024 based on the achievement of 45% of the target performance.

(5)
Represents PSUs granted under our 2010 Plan on June 20, 2022 that will vest upon the attainment of pre-determined performance metrics at the conclusion of a three-year performance period, subject to continued employment. In accordance with SEC rules, the number of PSUs shown represents the number of PSUs that may be earned based on target performance. We are currently estimating that this award will vest at 100%.

(6)
Represents PSUs granted on June 19, 2023 that will vest if the Company's average closing stock price over 30 consecutive trading days equals or exceeds the stock price hurdle over a three-year period, subject to continued employment. In accordance with SEC rules, the number of PSUs shown represents the number of PSUs that may be earned based on target performance. We are currently estimating that this award will vest at 100%.

Option Exercises and Stock Vested
The following table sets forth information regarding stock awards vested during Fiscal Year 2024 for the named executive officers:
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
Selwyn Joffe	—	$—	62,064	$404,254
David Lee	—	$—	9,365	$61,477
Doug Schooner	—	$—	4,093	$26,931
Kamlesh Shah	—	$—	3,907	$25,647
Juliet Stone	—	$—	5,044	$33,023
Nonqualified Deferred Compensation Plan
We maintain the Motorcar Parts of America, Inc. Amended and Restated Executive Deferred Compensation Plan (the “DCP”), an unfunded, non-qualified deferred compensation plan for a select group of management or highly compensated employees, including our named executive officers. Participants in the plan may elect to defer up to 100% of their gross cash compensation. We made matching contributions of 100% of each participant’s elective contributions to the plan, up to 3% of the participant’s compensation for the plan year. The Company temporally halted the Company match of deferred compensation as of February 5, 2023 and reinstated such match as of February 8, 2024. The plan is designed to defer taxation to the participant on contributions and notional earnings thereon until distribution thereof in accordance with a participant’s previously made distribution elections. Insurance annuity contracts provide funding for the plan; however, the annuity contracts are owned by us and remain subject to claims of our general creditors.
The following table sets forth certain information regarding contributions, earnings and account balances under our DCP, which provides for the deferral of compensation on a basis that is not-tax qualified, for each of the named executive officers for Fiscal 2024. Plan participants may elect to receive distributions under the DCP as lump sums or in installments. Mr. Joffe has elected to receive lump sum distributions in the case of death, disability or separation of service. Mr. Shah has elected to receive a lump-sum payment upon separation, change of control or disability. Ms. Stone has elected to receive payments over a two year period when she turns 55 years of age. A description of the other material terms and conditions of the DCP follows. Messrs. Lee and Schooner have elected not to participate in the DCP.
Name	Executive Contributions in Last FY(1)	Registrant contribution in last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FY
Selwyn Joffe	$23,892	$1,911	$6,374	$—	$41,748
David Lee	$—	$—	$—	$—	$—
Doug Schooner	$—	$—	$—	$—	$—
Kamlesh Shah	$12,111	$1,387	$38,284	$—	$219,424
Juliet Stone	$—	$—	$36,464	$—	$199,997
(1)
Executive Contributions in Last FY, shows the amount that the named executive officer elected to defer in Fiscal 2024 under the DCP. These amounts represent compensation earned by the named executive officers in Fiscal 2024 and are therefore also reported in the appropriate column in the Summary Compensation Table above.

(2)
Registrant Contributions in Last FY, shows the amounts credited in Fiscal 2024 as company contributions to the accounts of our named executive officers under the DCP. These amounts are also reported in the Summary Compensation Table above.

(3)
Aggregate Earnings in Last FY, shows the net amounts credited to the DCP accounts of our named executive officer as a result of the performance of the investment vehicles in which their accounts were deemed invested. These amounts do not represent above-market earnings, and thus are not reported in the Summary Compensation Table.

Employment Agreements
On May 18, 2012, we entered into an employment agreement (the “2012 Employment Agreement”) with Mr. Joffe, which terminated and superseded Mr. Joffe’s previous employment agreement that was to expire on August 31, 2012. The 2012 Employment Agreement provided for Mr. Joffe to serve as our Chairman, President and Chief Executive

Officer for a term expiring on August 31, 2015, unless extended or earlier terminated. Pursuant to the 2012 Employment Agreement, Mr. Joffe’s base salary was set at $600,000 per year, to be reviewed from time to time in accordance with our established procedures for adjusting salaries for similarly situated employees. The 2012 Employment Agreement also provided that Mr. Joffe was eligible to participate in our Annual Cash Incentive Plan, with a target bonus equal to 100% of Mr. Joffe’s salary (the “Annual Incentive Bonuses”).
In June 2014, the Company and Mr. Joffe entered into Amendment No. 1 to the 2012 Employment Agreement pursuant to which, effective as of July 1, 2014, (i) the last day of Mr. Joffe’s term of employment was changed from August 31, 2015, to July 1, 2019, and (ii) his base salary was increased from $600,000 to $700,000 per year. All other terms and conditions of the 2012 Employment Agreement remained the same. The 2012 Employment Agreement provided for the review of Mr. Joffe’s base salary from time to time. During Fiscal 2018, the Board approved Mr. Joffe’s base salary increase to $752,960 per annum.
In February 2019, the Company and Mr. Joffe entered into Amendment No. 2 to the 2012 Employment Agreement which, among other things, (i) changed the last day of Mr. Joffe’s term of employment from July 1, 2019, to July 1, 2023, (ii) provided that Mr. Joffe shall receive a long-term incentive compensation opportunity in the amount of no fewer than 75,000 shares of restricted stock on an annual basis for each of five fiscal years commencing with Fiscal 2019 (each such fiscal year a “Performance Cycle”), with the vesting of such restricted stock based on the achievement of specified performance measures set annually (the “Restricted Stock Awards”), (iii) made certain changes to the compensation paid to Mr. Joffe in the event that he terminates his employment with the Company following a breach by the Company or other good reason or is terminated by the Company without cause, and (iv) made certain changes to the compensation paid to Mr. Joffe in the event of a change of control of the Company.
In March 2020, the Company and Mr. Joffe entered into Amendment No. 3 to the 2012 Employment Agreement under which (i) Mr. Joffe agreed to not receive an annual Restricted Stock Award with respect to the Company’s fiscal year ending March 31, 2020, and instead increased his potential annual Restricted Stock Award for the next three fiscal years (ending March 31, 2021, March 31, 2022 and March 31, 2023), from 75,000 to 100,000 shares, (ii) the timing of each fiscal year’s Performance Cycle was slightly changed, to be on or as soon as practicable after the first date of the fiscal year, rather than prior to the start of each fiscal year, and (iii) the raw number of Restricted Stock that will be granted pursuant to Section 9(d) of the 2012 Employment Agreement, for each Performance Cycle commencing during the remainder of the Employment Term was changed from 50,000 to 66,667, to maintain the same percentage of the potential grant at two-thirds.
In May 2020, the Company and Mr. Joffe entered into Amendment No. 4 to the 2012 Employment Agreement which allowed Mr. Joffe to elect to defer payments of up to 50% of his base salary otherwise payable for that month, less required withholding, for each month starting in May 2020 through December 2020. Mr. Joffe deferred 50% of his base salary for the months of May 2020 – September 2020. Mr. Joffe elected to forgive the deferred salary.
In June 2021, the Company and Mr. Joffe entered into Amendment No. 5 to the 2012 Employment Agreement, pursuant to which, (i) the term of employment was extended one year from July 1, 2023, to July 1, 2024; (ii) Mr. Joffe’s base salary was increased to $828,256; and (iii) the Annual Cash Incentive Plan target bonus was set at 120% of Mr. Joffe’s salary.
In March 2023, the Company and Mr. Joffe entered into Amendment No. 6 to the 2012 Employment Agreement, pursuant to which the term of employment was extended for three years from July 1, 2024, to July 1, 2027.
The 2012 Employment Agreement as amended by Amendment No. 1 thereto, Amendment No. 2 thereto, Amendment No. 3 thereto, Amendment No. 4 thereto, Amendment No. 5 thereto, and Amendment No. 6 collectively is referred to below as the “Amended Employment Agreement.”
Pursuant to the Amended Employment Agreement, Mr. Joffe will also be eligible to receive annual awards under the 2022 Plan in such amounts as are determined by the Compensation Committee as administrator of the 2022 Plan in its sole and absolute discretion (the “Annual Awards”). Such awards may be in the form of options, restricted stock, RSUs, performance shares, PSUs or such other form of award as determined by the Compensation Committee as administrator of the 2022 Plan in its sole and absolute discretion.
Pursuant to the Amended Employment Agreement, Mr. Joffe will also receive: (i) four weeks paid vacation each year during the term of the Amended Employment Agreement pursuant to our written vacation policy; (ii) a $1,500 monthly automobile allowance and payment by us of certain automobile-related expenses; (iii) during the term of the Amended Employment Agreement, if Mr. Joffe does not elect medical insurance coverage for himself and his eligible family through us, an allowance for such medical insurance in an amount equal to the cost which would have been incurred by us in supplying such coverage for Mr. Joffe and his eligible family; and (iv) $24,000 per year to be used by Mr. Joffe to purchase disability insurance for his benefit, which has been included as part of his Base Salary for at least the last five years, (the “Disability Insurance Payment” and, together with the benefits described in clauses (i), (ii) and (iii), the “Benefits”).
The Amended Employment Agreement terminates on the date of Mr. Joffe’s death, in which event his accrued salary and Annual Incentive Bonus, if any, and reimbursable expenses and Benefits owing to him through the date of his death shall be paid to his estate, and his estate shall assume certain of his rights as specified in the Amended Employment Agreement.
In the event that Mr. Joffe’s employment is terminated as result of his physical or mental illness or incapacity as determined in accordance with the procedures set forth in the Amended Employment Agreement, he will be entitled to receive his accrued salary and Annual Incentive Bonus, if any, reimbursable expenses and Benefits owing to him through the date of termination and payment of the benefits pursuant to any disability insurance policy purchased by Mr. Joffe with the Disability Insurance Payment.
In the event that Mr. Joffe’s employment is terminated by us for Cause (as defined in the Amended Employment Agreement), we will be released from any and all further obligations under the Amended Employment Agreement, except that we will pay Mr. Joffe his accrued salary and Annual Incentive Bonus, if any, and reimbursable expenses and Benefits owing to him through the date of his termination.
In the event that Mr. Joffe’s employment is terminated by us without Cause (as defined in the Amended Employment Agreement) or Mr. Joffe voluntarily terminates the Amended Employment Agreement for Good Reason (as defined in the Amended Employment Agreement), then we will pay through the later of the date which is two years after the termination date or the last day of the term of the Amended Employment Agreement: (i) his salary as in effect immediately prior to the termination date; (ii) his average bonus earned for the two years immediately prior to the year in which the Amended Employment Agreement is terminated (or if such termination occurs within the first three months of our fiscal year, for the second and third years preceding the year in which such termination occurs); (iii) the Benefits; (iv) reimbursable expenses and (v) vested but undistributed shares of common stock (see footnote (6) to the table in “Potential Payments Upon Termination or Change in Control Table” for further details regarding vesting).
If a Change in Control (as defined in the Amended Employment Agreement) occurs and Mr. Joffe voluntarily terminates the Amended Employment Agreement for Good Reason (as defined in the Amended Employment Agreement) or Mr. Joffe’s employment is terminated by us without Cause (as defined in the Amended Employment Agreement) within two years following a Change in Control, then Mr. Joffe will be entitled to receive either the severance benefit as described in the next sentence of this paragraph or the benefits described in the immediately preceding paragraph, whichever is more favorable to Mr. Joffe, and we will pay Mr. Joffe any reimbursable expenses owed to him through the termination date. The severance benefit will be equal to (i) two times Mr. Joffe’s salary at the annual rate in effect immediately prior to the date of the Change in Control plus (ii) two times Mr. Joffe’s average bonus earned for the two years immediately prior to the year in which the Change in Control occurs. The severance benefit will be paid to Mr. Joffe in a lump sum as soon as practicable, but no later than 30 days following the termination date.
In the event that the benefits provided for in the Amended Employment Agreement or otherwise payable to Mr. Joffe constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and will be subject to the excise tax imposed by Section 4999 of the Code, Mr. Joffe will receive the greater of: (i) the largest portion, up to and including the total, of such benefits or (ii) the largest aggregate amount of such benefits that would result in no portion thereof being subject to excise tax under Section 4999 of the Code, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes and excise tax under Section 4999 of the Code, results in Mr. Joffe’s receipt, on an after-tax basis, of the greatest amount of the benefit.
The Amended Employment Agreement prohibits Mr. Joffe during the term of the Amended Employment Agreement or at any time thereafter from using or disclosing to any third party any of our confidential information and trade secrets. Pursuant to the Amended Employment Agreement, during the term of the Amended Employment Agreement, Mr. Joffe is also prohibited from: (i) competing with us; or (ii) soliciting or inducing any creditor, customer, supplier, officer, executive or agent of us or any of our subsidiaries or affiliates to sever its relationship with or leave the employ of any such entities.

In conformity with our policy, all of our directors and officers execute confidentiality and nondisclosure agreements upon the commencement of employment. The agreements generally provide that all inventions or discoveries by the employee related to our business and all confidential information developed or made known to the employee during the term of employment shall be our exclusive property and shall not be disclosed to third parties without our prior approval.
Potential Payments Upon Termination or Change in Control Table
The following table provides an estimate of the potential payments available to each named executive officer upon a change in control, assuming they were terminated on March 31, 2024, the last business day of Fiscal 2024.
Benefit	Termination by Company for Cause(1)	Death(2)	Disability(3)	Voluntary Termination by Mr. Joffe for Good Reason or Termination by Company w/o Cause(4)	After Change in Control: Voluntary Termination by Mr. Joffe for Good Reason or Termination w/o Cause(5)	Change in Control with Involuntary Termination	Change in Control
Selwyn Joffe
Salary Contribution	$—	$—	$—	$1,656,512	$1,656,512	$—	$—
Bonus	$—	$—	$—	$745,430	$745,430	$—	$—
Executive Awards(6)	$—	$2,434,464	$2,434,464	$2,434,464	$1,309,242	$1,309,242	$1,125,222
Healthcare	$—	$—	$—	$52,630	$52,630	$—	$—
Automobile Allowance(7)	$—	$—	$—	$36,000	$36,000	$—	$—
Equity(8)	$—	$—	$—	$—	$—	$1,309,242	$1,125,222
David Lee
Equity(8)	$—	$—	$—	$—	$—	$384,127	$420,211
Doug Schooner
Equity(8)	$—	$—	$—	$—	$—	$90,217	$163,413
Kamlesh Shah
Equity(8)	$—	$—	$—	$—	$—	$127,836	$210,101
Juliet Stone
Equity(8)	$—	$—	$—	$—	$—	$129,492	$280,138
(1)	Upon a termination for cause, Mr. Joffe will be entitled to his accrued salary, bonus, if any, reimbursable expenses, and benefits owing to him through the day of his termination.
(2)
Mr. Joffe’s employment term will end on the date of his death. Upon such event, Mr. Joffe’s estate will be entitled to receive his accrued salary, bonus, if any, benefits (including accrued but unused vacation time) and reimbursable expenses, owing to Mr. Joffe through the date of his death, and vested but undistributed shares of restricted stock granted. In addition, Mr. Joffe’s estate will assume Mr. Joffe’s rights under our equity incentive plans and certain of his rights under his Amended Employment Agreement.

(3)
If during the employment term, Mr. Joffe is terminated by us as a result of his physical or mental illness or incapacity as determined in accordance with the procedures set forth in the Amended Employment Agreement, Mr. Joffe will be entitled to receive his accrued salary, bonus, if any, reimbursable expenses, benefits owing to Mr. Joffe through the date of termination, and vested but undistributed shares of restricted stock granted. In addition, Mr. Joffe will be entitled to receive the benefits payable pursuant to a disability insurance policy purchased by Mr. Joffe with the Disability Insurance Payment.

(4)
Upon a termination by Mr. Joffe for good reason or by us without cause, Mr. Joffe will be entitled to receive through two years after the termination date: (i) his salary at the annual rate as in effect immediately prior to the termination date; (ii) his average bonus earned for the two years immediately prior to the year in which his employment agreement is terminated (or if such termination occurs within the first three months of our fiscal year, for the second and third years preceding the year in which such termination occurs); (iii) the Benefits; (iv) reimbursable expenses, and (v) vested but undistributed shares of common stock granted.

(5)
If a change in control occurs and Mr. Joffe voluntarily terminates his employment agreement for good reason or Mr. Joffe’s employment is terminated by us without cause within two years following a change in control, then Mr. Joffe will be entitled to receive either the severance benefit as described in the next sentence of this footnote or the benefits described in the immediately preceding footnote, whichever is more favorable to Mr. Joffe, and we will pay Mr. Joffe any reimbursable expenses owed to him through the termination date and vested but undistributed shares of restricted stock granted. The severance benefit will be equal to (i) two times Mr. Joffe’s salary at the annual rate in effect immediately prior to the date of the change in control plus (ii) two times Mr. Joffe’s average bonus earned for the two years immediately prior to the year in which the change in control occurs.

(6)
Upon the termination of his employment agreement, for any reason other than termination by us for cause or termination by Mr. Joffe without good reason, (i) any equity awards made pursuant to Paragraph 5(f) of the Amended Employment Agreement (“Executive Awards”) which are not fully vested will immediately vest and remain exercisable by Mr. Joffe for a period of two years or, if shorter, until the ten year anniversary of the date of grant of each such Executive Award and (ii) any restricted stock awards contemplated by Paragraph 5(g) of the

Amended Employment Agreement (such awards, together with the Executive Awards, the “Equity Awards”) (a) will vest in full based on the target level of performance for the shares granted for the then current Performance Cycle. The inherent value shown in the table is the fair value of all Equity Awards which were not fully vested at March 31, 2024, with performance-based awards vesting at target. Executive Awards include incentive stock options and nonqualified stock options, restricted stock, RSUs, performance awards, dividend equivalent rights, stock payments, deferred stock, deferred stock units, SARs and cash awards. See footnote (8) below regarding the treatment of the Executive Awards in connection with a change in control.
(7)
Mr. Joffe is entitled to receive an automobile allowance in the amount of $1,500 per month for two years, payable monthly. In addition, all costs of operating the automobile, including fuel, oil, insurance, repairs, maintenance and other expenses, are our responsibility.

(8)
Under the 2022 Plan and the 2010 Plan, if a holder of equity suffers an Involuntary Termination after a Change in Control, all equity awards outstanding under such plan will vest, with performance-based awards vesting at target. Additionally, pursuant to the terms of the PSUs granted in Fiscal Year 2024, upon a change in control, a number of PSUs will vest in an amount equal to the greater of (i) the target number of PSUs and (ii) the number of PSUs that vest based on the achievement of the applicable performance goals as of the change in control date.

Pay Ratio
Pursuant to SEC rules, we are providing the following disclosure about the relationship of the annual total compensation of our median employee to the annual total compensation of our Chief Executive Officer.
Ratio for Fiscal 2024
The annual total compensation of our median employee (among all employees except for our Chief Executive Officer) was $12,183.92. Our Chief Executive Officer’s annual total compensation, as reported in the Total column of the 2024 Summary Compensation Table, was $2,526,062. Based on this information, a reasonable estimate of the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee (other than our Chief Executive Officer) was approximately 207:1.
Identification of Median Employee
We completed an analysis including, all Company subsidiaries, all over the world, including Asia. The population used for the pay ratio analysis was the entire global employee population as of March 31, 2024. We considered a total of 5,498 United States and non-United States employees in determining the median employee. For purposes of identifying the median employee, we utilized actual total cash compensation (as reflected in our payroll records) as the consistently applied compensation measure for all employees. All global compensation amounts were converted to USD using an average currency exchange rate over Fiscal 2024. We used a valid statistical sampling of employees that constitute a range of +/-1% around the median employee to select the actual employee represented in the ratio above. Every employee in this range worked at our Tijuana, Mexico facility.

Pay Versus Performance Table
The following table sets forth information concerning the compensation of our named executive officers (NEOs) for each of the fiscal years ended March 31, 2021, 2022, 2023 and 2024, and our financial performance for each such fiscal year:
Year	Summary Compensation Table Total for PEO ($)	Compensation Actually Paid to PEO ($)(1)(2)	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)(1)(2)	Value of Initial Fixed $100 Investment Based on:		Net Income ($M)	Cash from Operating Activities ($M)(4)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(3)
2024	$2,526,062	$2,450,091	$674,126	$668,556	$64	$258	$(49)	$39
2023	$2,830,752	$69,201	$630,959	$364,826	$59	$234	$(4)	$(22)
2022	$4,334,649	$3,535,526	$776,186	$677,328	$142	$222	$7	$(45)
2021	$4,674,829	$4,715,471	$627,465	$800,010	$179	$179	$21	$56
(1)
Amounts represent compensation actually paid to our PEO and the average compensation actually paid to our remaining NEOs for the relevant fiscal year, as determined under SEC rules (and described below), which includes the individuals indicated in the table below for each fiscal year:

Year	PEO	Non-PEO NEOs
2024	Selwyn Joffe	David Lee, Doug Schooner, Juliet Stone, and Kamlesh Shah
2023	Selwyn Joffe	David Lee, Richard Mochulsky, Doug Schooner, and Juliet Stone
2022	Selwyn Joffe	David Lee, Richard Mochulsky, Doug Schooner, and Juliet Stone
2021	Selwyn Joffe	David Lee, Richard Mochulsky, Doug Schooner, and Juliet Stone
Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:
	2024
Adjustments	PEO	Average Non- PEO NEOs
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	$(902,144)	$(164,355)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	$1,105,681	$205,860
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Vested during Applicable FY, determined as of Vesting Date	$0	$0
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	$(171,862)	$(33,158)
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	$(107,646)	$(13,917)
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	n/a	n/a
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	n/a	n/a
Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	n/a	n/a
Deduction for Change in the Actuarial Present Values reported under the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” Column of the Summary Compensation Table for Applicable FY
	n/a	n/a
Increase for Service Cost and, if applicable, Prior Service Cost for Pension Plans	n/a	n/a
TOTAL ADJUSTMENTS	$(75,971)	$(5,570)
(2)
Fair value or change in fair value, as applicable, of equity awards in the “Compensation Actually Paid” columns was determined by reference to (i) for solely service-vesting RSU awards, the closing price per share on the applicable year-end date(s) or, in the case of vesting dates, the closing price per share on the applicable vesting date(s); (ii) for performance-based RSU/RS awards (excluding any market-based awards), the same valuation methodology as RS/RSU awards above except that the year-end values are multiplied by the probability of achievement of the applicable performance objective as of the applicable date; (iii) for market-based awards, the fair value calculated by a Monte Carlo simulation model as of the applicable year-end date(s), which utilizes multiple input variables, including expected volatility of our stock price and other assumptions appropriate for determining fair value, to estimate the probability of satisfying the performance objective established for the award, including the expected volatility of our stock price relative to the applicable comparative index and a risk-free interest rate derived from linear interpolation of the term structure of Treasury Constant Maturities yield rates for the applicable period and (iv) for stock options, a Black Scholes value as of the applicable year-end or vesting date(s), determined based on the same methodology as used to determine grant date fair value but using the closing stock price on the applicable revaluation date as the current market price and with an expected life set equal to the remaining life of the award in the case of underwater stock options and, in the case of in the money options, an expected life equal to the original ratio of expected life relative to the ten year contractual life multiplied times the remaining life as of the applicable revaluation date, and in all cases based on volatility and risk free rates determined as of the revaluation date based on the expected life period and based on an expected dividend rate of 0%. For additional information on the assumptions used to calculate the valuation of the awards, see the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2024 and prior fiscal years.
(3)	For the relevant fiscal year, represents the cumulative TSR (the “Peer Group TSR”) of the Zacks Retail and Wholesale Auto Parts Index.
(4)
Cash from operating activities is a GAAP measure. An explanation of how the Company determines cash from operating activities is included in Appendix A and ties to the Company’s 8-K filing, of the press release to our earnings release made on June 11, 2024.

Narrative Disclosure to Pay Versus Performance Table
Relationship Between Financial Performance Measures
The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income, and (iv) Cash from operating activities, in each case, for the fiscal years ended March 31, 2021, 2022, 2023 and 2024.
TSR amounts reported in the graph assume an initial fixed investment of $100, and that all dividends, if any, were reinvested.

Compensation Actually Paid versus Total Shareholder Return
$300
$250
$200
$150
$100
$50
$0
Indexed Total Shareholder Return
$5
$4
$3
$2
$1
$0
Compensation Actually Paid ($mm)
FY 2020
FY 2021
FY 2022
FY 2023
FY 2024
CAP - PEO
CAP - Other NEOs
Company TSR
Peer TSR

Compensation Actually Paid versus Net Income
Net Income ($mm)
Compensation Actually Paid ($mm)
$50
$30
$10
-$10
-$30
-$50
-$70
$5
$4
$3
$2
$1
$0
FY 2021
FY 2022
FY 2023
FY 2024
CAP - PEO
CAP - Other NEOs
Net Income

Compensation Actually Paid versus Cash Flow ($mm)
$75
$50
$25
$0
-$25
-$50
Cash Flow ($mm)
$5
$4
$3
$2
$1
$0
Compensation Actually Paid ($mm)
FY 2021
FY 2022
FY 2023
FY 2024
CAP - PEO
CAP - Other NEOs
Cash Flow ($mm)

Pay Versus Performance Tabular List
We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended March 31, 2024:
•	Cash from Operating Activities;
•	EBITDA after adjustments;
•	Absolute Shareholder Return; and
•	Gross Profit after adjustments
For additional details regarding our most important financial performance measures, please see the introduction to our Compensation Discussion and Analysis (CD&A), as well as the sections titled “Actions Taken” and “Say on Pay Vote” elsewhere in this Proxy Statement.

2024 Director Compensation
We use a combination of cash and equity incentives to compensate our non-employee directors. Directors who are also our employees received no compensation for their service on our Board of Directors in Fiscal 2024. To determine the appropriate level of compensation for our non-employee directors, we take into consideration the significant amount of time and dedication required by the directors to fulfill their duties on our Board of Directors and Board of Directors committees as well as the need to continue to attract highly qualified candidates to serve on our Board of Directors. The information provided in the following table reflects the compensation received or earned by our directors for their service on our Board of Directors in Fiscal 2024.
Name	Fees Earned or Paid in Cash	Stock Awards(1)	Reimbursement of Business Fees and Expenses(2)	Total
Rudolph Borneo	$77,500	$100,000	$—	$177,500
David Bryan	$75,000	$100,000	$—	$175,000
Joseph Ferguson	$92,500	$100,000	$—	$192,500
Philip Gay	$82,500	$100,000	$—	$182,500
Jeffrey Mirvis	$85,000	$100,000	$—	$185,000
Jamy P. Rankin	$62,500	$100,000	$—	$162,500
Douglas Trussler…	$52,083(3)	$—	$92,145	$144,228
Patricia Warfield	$62,500	$100,000	$—	$162,500
Barbara L. Whittaker	$72,500	$100,000	$—	$172,500
(1)
Award amounts represent the aggregate grant date fair value of the awards during Fiscal 2024. We provide information regarding the assumptions used to calculate all awards made to non-employee directors in Note 2 to the Company’s consolidated financial statements contained in its Annual Report on Form 10-K filed on June 11, 2024. These awards vest on the anniversary date of the grant. As of March 31, 2024, (i) each of the non-employee directors, other than Mr. Trussler, who did not hold any unvested stock awards, held 12,578 unvested shares subject to stock awards and (ii) none of the non-employee directors held unvested option awards. Mr. Trussler waived receipt of his annual equity award in Fiscal 2024.

(2)	Represents reimbursement of business expenses (professional fees and travel expenses) to Bison Capital Partners related to Mr. Trussler’s service on the Board.
(3)	Represents cash fees paid to Mr. Trussler for his service on the Board through March 31, 2024.
In Fiscal 2022, the Compensation Committee engaged WTW to complete an assessment of our Board of Director compensation package and they made certain recommendations as to changes in cash and equity which we implemented. Starting on September 13, 2021, each of our non-employee directors received annual compensation of $62,500 with no additional fees for attending Board of Directors or committee meetings. In addition, we pay: (i) Mr. Gay an additional $20,000 per year as Chair of our Audit Committee, (ii) Mr. Borneo an additional $15,000 per year as Chair of our Compensation Committee, (iii) Ms. Whittaker an additional $10,000 per year as Chair of our Nominating and Corporate Governance Committee, and (iv) Mr. Ferguson an additional $20,000 per year as lead independent director. Non-Chair members of each committee receive the following retainer for their annual membership: Audit Committee: $10,000, Compensation Committee: $7,500 and Nominating and Corporate Governance Committee: $5,000.
In addition, each director is reimbursed for reasonable out-of-pocket expenses incurred to attend Board of Directors or Board of Directors committee meetings.
As of September 13, 2021, the Company no longer grants equity to directors upon their appointment to the Board of Directors, but increased the annual grant of RSUs from a grant date fair value of $65,000 to $100,000 for each year of service on our Board of Directors.
Indemnification of Executive Officers and Directors
Article Seven of our Restated Certificate of Incorporation provides, in part, that to the extent required by New York Business Corporation Law, or NYBCL, no director shall have any personal liability to us or our shareholders for damage for any breach of duty as such director, provided that each such director shall be liable under the following circumstances: (a) in the event that a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith, involved intentional misconduct or a knowing violation of law or that such director personally gained in fact a financial profit or other advantage to which such director was not legally entitled or that such director’s acts violated Section 719 of the NYBCL or (b) for any act or omission prior to the adoption of Article Seven of our Restated Certificate of Incorporation.

Article Nine of our Amended and Restated Bylaws provide that we shall indemnify any person, by reason of the fact that such person is or was a director or officer of our Company or served any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise in any capacity at our request, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees incurred as a result of an action or proceeding, or any appeal therefrom, provided, however, that no indemnification shall be made to, or on behalf of, any director or officer if a judgment or other final adjudication adverse to such director or officer establishes that (a) his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (b) he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.
We may purchase and maintain insurance for our own indemnification and for that of our directors and officers and other proper persons as described in Article Nine of our Amended and Restated Bylaws. We maintain and pay premiums for directors’ and officers’ liability insurance policies.
We are incorporated under the laws of the State of New York and Sections 721-726 of Article 7 of the NYBCL provide for the indemnification and advancement of expenses to directors and officers. Section 721 of the NYBCL provides that indemnification and advancement of expenses provisions contained in the NYBCL shall not be deemed exclusive of any rights which a director or officer seeking indemnification or advancement of expenses may be entitled, provided no indemnification may be made on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled.
Section 722 of the NYBCL permits, in general, a New York corporation to indemnify any person made, or threatened to be made, a party to an action or proceeding by reason of the fact that he or she was a director or officer of that corporation, or served another entity in any capacity at the request of that corporation, against any judgment, fines, amounts paid in settlement and reasonable expenses, including attorney’s fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such person acted in good faith, for a purpose he or she reasonably believed to be in, or, in the case of service of another entity, not opposed to, the best interests of that corporation and, in criminal actions or proceedings, who in addition had no reasonable cause to believe that his or her conduct was unlawful. However, no indemnification may be made to, or on behalf of, any director or officer in a derivative suit in respect of (a) a threatened action or a pending action that is settled or otherwise disposed of or (b) any claim, issue or matter for which the person has been adjudged to be liable to the corporation, unless and only to the extent that a court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that the person is fairly and reasonably entitled to indemnify for that portion of settlement and expenses as the court deems proper.
Section 723 of the NYBCL permits a New York corporation to pay in advance of a final disposition of such action or proceeding the expenses incurred in defending such action or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount as, and to the extent, required by statute. Section 724 of the NYBCL permits a court to award the indemnification required by Section 722.
Section 725 provides for repayment of such expenses when the recipient is ultimately found not to be entitled to indemnification. Section 726 provides that a corporation may obtain indemnification insurance indemnifying itself and its directors and officers.
The foregoing is only a summary of the described sections of the NYBCL and our Restated Certificate of Incorporation, as amended, and Amended and Restated Bylaws and is qualified in its entirety by the reference to such sections and charter documents.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee of our Board of Directors determines the compensation of our officers and directors. None of our executive officers currently serves on the compensation committee or board of directors of any other company of which any members of our Board of Directors or our Compensation Committee is an executive officer.

Security Ownership of Certain Beneficial Owners And Management and Related Shareholder Matters
The following table sets forth, as of July 16, 2024, certain information as to the common stock ownership of each of our named executive officers, directors, all executive officers and directors as a group and all persons known by us to be the beneficial owners of more than five percent of our common stock. The percentage of common stock beneficially owned is based on 19,753,585 shares of common stock outstanding as of July 16, 2024. Our common stock is not divided into classes and we do not have preferred stock.
Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership held by that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable, or any other securities which will vest within 60 days of July 16, 2024, are deemed outstanding, while these shares are not deemed outstanding for determining the percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated in the footnotes below, the address of the shareholder is c/o Motorcar Parts of America, Inc. 2929 California Street, Torrance, CA 90503.
Name and address of Beneficial Shareholder	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Private Capital Management, LLC(2) 8889 Pelican Bay Boulvard, Suite 500, Naples, Florida 34108	2,842,726	14.4%
Bison Capital Partners(2) 233 Wilshire Blvd, Suite 425, Santa Monica, CA 90401	2,724,335	12.3
325 Capital LLC(2) 200 Park Avenue, 17th Floor, New York, NY 10016	1,405,057	7.1
Azarias Capital Management LP(2) 1055 Westlakes Drive, Suite 300, Berwyn, PA 19312	1,213,502	6.1
Tieton Capital Management LLC(2) 4700 Tieton Drive, Suite C, Yakima, WA 98908	979,496	5.0
Selwyn Joffe(3)	805,522	4.0
Rudolph Borneo	37,861	*
David Bryan	39,776	*
Joseph Edwin Ferguson	31,830	*
Philip Gay	47,576	*
David Lee(4)	101,473	*
Jeffrey Mirvis	63,742	*
Jamy Rankin	18,071	*
Doug Schooner(5)	57,061	*
Kamlesh Shah(6)	43,808	*
Juliet Stone(7)	32,470	*
Douglas Trussler	—	*
Patricia Warfield	2,000	*
Barbara Whittaker	29,981	*
Directors and executive officers as a group — 15 persons(8)	1,359,853	6.7%
*	Less than 1% of the outstanding common stock.
(1)	The listed shareholders, unless otherwise indicated in the footnotes below, have direct ownership over the amount of shares indicated in the table.
(2)
Based on information contained in filings made by such shareholders with the SEC as reported in each such shareholder’s most recent Schedule 13F filing. Since there may have been subsequent purchases or sales of securities, this information may not reflect the current holdings by these shareholders.

(3)	Includes 338,266 shares issuable upon exercise of currently exercisable options granted under the 2010 Plan.
(4)	Includes 61,031 shares issuable upon exercise of currently exercisable options granted under the 2010 Plan.
(5)	Includes 35,326 shares issuable upon exercise of currently exercisable options granted under the 2010 Plan.

(6)	Includes 25,242 shares issuable upon exercise of currently exercisable options granted under the 2010 Plan.
(7)	Includes 21,429 shares issuable upon exercise of currently exercisable options granted under the 2010 Plan.
(8)	Includes 520,620 shares issuable upon exercise of currently exercisable options granted under the 2010 Plan.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS
The Audit Committee of our Board of Directors has selected Ernst & Young LLP as the independent registered public accountants to audit our consolidated financial statements for the fiscal year ending March 31, 2025. Representatives of Ernst & Young LLP are expected to be present at the annual meeting of shareholders. These representatives will have an opportunity to make a statement and will be available to respond to questions regarding appropriate matters. Our Board of Directors believes it is appropriate to submit for ratification by our shareholders the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending March 31, 2025. Your ratification of the appointment of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending March 31, 2025, does not preclude the Audit Committee from terminating its engagement of Ernst & Young LLP and retaining new independent registered public accountants, if it determines that such an action would be in our best interest.
The Board of Directors recommends that shareholders vote FOR this proposal.

Audit Committee Report
The following Audit Committee Report is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC proxy rules or the liabilities of Section 18 of the Exchange Act and the report shall not be deemed to be incorporate by reference into any prior or subsequent filing by the Company under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates this Report by Audit Committee by reference therein.
The following table summarizes the total fees we paid to our independent certified public accountants, Ernst & Young LLP, for professional services provided during the following fiscal years ended March 31:
	2024	2023	2022
Audit Fees	$3,089,000	$3,059,000	$2,239,000
Tax Fees	449,000	438,000	315,000
All Other Fees	4,000	2,000	3,000
Total	$3,542,000	$3,499,000	$2,557,000
The Audit Committee recognizes the importance of maintaining the independence of the Company’s independent registered public accounting firm, both in fact and appearance. Each year, the Audit Committee evaluates the qualifications, performance and independence of the Company’s independent registered public accounting firm and determines whether to re-engage the current independent registered public accounting firm. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the independent registered public accounting firm, and the independent registered public accounting firm’s capabilities, technical expertise and knowledge of the Company’s operations and industry.
Based on this evaluation, the Audit Committee has retained Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2025. The members of the Audit Committee and the Board believe that due to Ernst & Young LLP’s knowledge of the Company and of the industries in which the Company operates, including significant matters in audit, it is in the best interests of the Company and its shareholders to continue retention of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm. Although the Audit Committee has the sole authority to appoint the independent registered public accounting firm, the Audit Committee will continue to recommend that the Board ask the shareholders, at the Annual Meeting, to ratify the appointment of the independent registered public accounting firm.
In performing its function, the Audit Committee has among other tasks:
•	Reviewed and discussed the audited financial statements of the Company as of and for the year ended March 31, 2024, with management and with the independent registered public accounting firm;
•
Discussed with the Company’s independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC, as well as other matters including the scope of the audit, the Company’s significant accounting policies, new accounting pronouncements and the critical audit matter addressed during the audit; and

•
Received from the independent registered public accounting firm written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and discussed, with the independent registered public accounting firm, their independence.

Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended March 31, 2024, for filing with the SEC.
Audit fees in Fiscal 2024, 2023, and 2022 consisted of (i) the audit of our annual financial statements, (ii) the reviews of our quarterly financial statements, (iii) audit of internal control over financial reporting, and (iv) statutory audits.
Tax fees in Fiscal 2024, 2023, and 2022 related primarily to the preparation of federal and state tax returns, transfer pricing, and federal and state examinations.

All Other fees consists of fees for services that are not included in the above categories and primarily includes fees for obtaining access to an online accounting research tool.
There were no Audit-Related Fees in Fiscal 2024, 2023, or 2022.
Our Audit Committee must pre-approve all audit and non-audit services to be performed by our independent auditors and will not approve any services that are not permitted by SEC rules. All of the audit and non-audit related fees in Fiscal 2024, 2023, and 2022 were pre-approved by the Audit Committee.
The above report is submitted on behalf of the members of the Audit Committee:
Philip Gay, Chair
Joseph Ferguson
Jeffrey Mirvis

PROPOSAL NO. 3
ADVISORY VOTE ON THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS
Our Board is committed to a compensation philosophy and program that promotes our ability to attract, retain and motivate individuals who can achieve superior financial results. As part of that commitment, and in accordance with the Dodd-Frank Act, our shareholders are being asked to approve in an advisory resolution the compensation of our named executive officers as reported in this proxy statement. Our Board previously determined to provide our shareholders with the opportunity to vote on a non-binding, advisory basis, on our named executive officers’ compensation every year, and at our Annual Meeting of Shareholders held on September 14, 2023, our shareholders approved on a non-binding advisory basis having future advisory votes on the compensation of our named executive officers every year.
This proposal is our “say on pay” proposal. It gives you the opportunity to let us know how you view the overall compensation of our named executive officers and the policies and practices described in this proxy statement. It is not intended to address any specific item of compensation. In considering how to vote on this proposal, we encourage you to review all the relevant information in this proxy statement – our CD&A, the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program. Your vote will not directly affect or otherwise limit any compensation or award arrangement of any of the named executive officers. Because your vote is advisory, it is non-binding on our Board; however, our Board will take into account the outcome of the vote on the say on pay proposal when considering future compensation. We invite shareholders who wish to communicate with our Board on executive compensation or any other matters to contact us as provided under “MISCELLANEOUS - Shareholder Communications with Our Board.”
Accordingly, in compliance with the Dodd-Frank Act, we ask you to approve the following resolution:
“RESOLVED, that the shareholders of Motorcar Parts of America, Inc. approve on an advisory basis, the compensation of the Company’s named executive officers set forth in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in this proxy statement.”
The Board of Directors recommends that shareholders vote FOR this proposal.

PROPOSAL NO. 4

APPROVAL OF THE FIRST AMENDMENT TO THE MOTORCAR PARTS OF AMERICA, INC. 2022
INCENTIVE AWARD PLAN
Introduction
On July 25, 2024, our Board adopted the First Amendment (“Plan Amendment”) to the Motorcar Parts of America, Inc. 2022 Incentive Award Plan (the “Plan”), which makes the following material amendments to the existing Plan:
•	Increases the aggregate number of shares reserved for issuance under the Plan by 1,871,000 shares;
•	Increases the aggregate number of shares which may be granted as incentive stock options (“ISOs”) by 1,871,000 shares;
•	Extends the right to grant awards under the Plan through September 5, 2034; and
•	Extends the right to grant ISOs under the Plan through July 25, 2034.
We refer to the Plan, as amended by the Plan Amendment, as the “Amended Plan”. The Plan Amendment is subject to shareholder approval. If approved by our shareholders, the Plan Amendment will become effective as of September 5, 2024 (the “Amendment Effective Date”). The Board recommends that you vote “FOR” the approval of the Plan Amendment.
Why Shareholders Should Vote to Approve the Plan Amendment
The existing Plan was adopted by our Board on July 27, 2022, and was approved by our shareholders at our 2022 annual meeting of shareholders, held on September 8, 2022.
We do not have any other stock incentive plans pursuant to which equity awards can be granted; however, we previously granted equity awards, which remain outstanding, under our Fourth Amended and Restated 2010 Incentive Award Plan (the “2010 Plan”). We are asking our shareholders to approve the Plan Amendment because we believe the availability of an adequate reserve of shares under the Plan is an integral part of our compensation program, as well as our continued growth and success. If the Plan Amendment is not approved, we believe the foregoing goals will be adversely affected.
•
Equity Incentive Awards Are an Important Part of Our Compensation Philosophy. We believe our future success depends on our ability to attract, motivate, and retain high quality talent, and that the ability to continue to provide equity-based incentives is critical to achieving this success as we compete for talent in an industry in which equity compensation is market practice and is expected by many existing personnel and prospective candidates. The Plan was structured to provide the Company with the necessary flexibility to design long-term incentive programs for our employees that align with our compensation philosophy, and more effectively support the strategic priorities of our organization. By maintaining a long-term incentive plan such as the Plan, our Compensation Committee will be able to design and implement compensation programs that retain our key employees, compensate those employees based on the performance of the Company and other individual performance factors, align the goals and objectives of our employees with the interests of our shareholders and promote a focus on long-term value creation.

•
We Manage Our Equity Incentive Award Use Carefully. We manage our long-term shareholder dilution and share usage by limiting the number of equity awards granted annually. Our Compensation Committee carefully monitors our equity share usage to ensure that we maximize shareholder value.

Information on Equity Compensation Plans as of June 1, 2024
The information included in this Proxy Statement and our 2024 Annual Report on Form 10-K is updated by the following information regarding all existing equity compensation plans as of June 1, 2024 (which consists of the Plan and the 2010 Plan):
Plan
Total Number of Shares Subject to Full-Value Awards Outstanding(1)	681,851
Total Number of Shares Subject to Stock Options Outstanding(2)	132,133
Weighted Average Remaining Term of Outstanding Options (in Years)	6.6 years
Weighted Average Exercise Price of Outstanding Options	$9.32
Total Number of Shares Available for Grant Under the Plan(3)	431,875
2010 Plan
Total Number of Shares Subject to Full-Value Awards Outstanding(1)	332,995
Total Number of Shares Subject to Stock Options Outstanding(2)	975,884
Weighted Average Remaining Term of Outstanding Options (in Years)	4.1 years
Weighted Average Exercise Price of Outstanding Options	$21.78
Total Number of Shares Available for Grant Under the 2010 Plan(4)	—
Total Number of Shares of Common Stock Outstanding	19,662,380
(1)
Includes time-based restricted stock units (“RSUs”), performance stock units (“PSUs”) and performance-based restricted stock awards. The number of shares subject to full-value awards outstanding includes PSUs and performance-based restricted stock awards outstanding assuming performance at the “target” performance level.

(2)	Includes time-based and performance-based stock options assuming performance at the “target” performance level.
(3)
The Plan is the only equity plan under which we may currently grant new equity awards. The number of shares remaining available for future grant under the Plan reflects PSUs, performance-based restricted stock awards and performance-based stock options at target payout.

(4)	The Plan is the successor to the 2010 Plan. As of the effective date of the existing Plan, no awards have been granted under the 2010 Plan.
Background of Determination of Shares Under the Plan Amendment
As mentioned above, in its determination to approve the Plan Amendment, the Board was primarily motivated by a desire to ensure the Company has an available pool of shares from which to grant long-term equity-based incentive awards, which the Board believes is an incentive and retention mechanism for our employees, consultants and non-employee directors. The Board considered key factors in making its determination including our historical grant rates, the shares remaining available for issuance under the Plan, and the potential dilution associated with the Plan.
This review included a consideration of the following key metrics, factors and philosophies:
•
In Fiscal Year 2024, we granted equity awards covering 818,340 shares of our common stock, of which 585,583 were performance-based awards assuming performance “at target”. On average, over the fiscal 2022—2024 period, we granted 518,373 shares annually. The amounts include PSUs based on the achievement of “target” performance goals.

•	Our three-year average annual share pool usage over the most recently completed three-fiscal year period (or “burn rate”) was approximately 2.67%, as shown in the following table.
Burn Rate Information	FY 2022	FY 2023	FY 2024	Three-Year Average (FY 2022 - FY 2024)
Time-vesting stock options granted	—	—	132,133	44,044
Performance-based stock options granted (at “target”)	—	—	—	—
Time-vesting RSUs and restricted stock granted	163,703	229,121	100,624	164,483
Performance-based restricted stock granted (at “target”)	66,667	66,667	—	44,445
PSUs granted (at “target”)	84,593	126,028	585,583	265,401
Performance-based stock options earned/vested	44,199	—	—	14,733
Performance-based restricted stock earned/vested	99,082	77,689	27,508	68,093

Burn Rate Information	FY 2022	FY 2023	FY 2024	Three-Year Average (FY 2022 - FY 2024)
PSUs earned/vested	—	—	—	—
Total awards granted(1)	306,984	306,810	260,265	291,353
Weighted average common shares outstanding (Basic)	19,119,727	19,340,246	19,601,204	19,353,726
Gross burn rate(2)	1.65%	2.18%	4.17%	2.67%
(1)
Includes (A) time-based stock options granted and time-based RSUs and restricted stock granted and (B) performance-based stock options, performance-based restricted stock, and PSUs vested or earned in the applicable year based on actual achievement of performance goals. The number of performance-based stock options that were forfeited during FY 2022, FY 2023, and FY 2024 was 0, 44,201, and 44,199, respectively. The number of performance-based restricted shares that were forfeited during FY 2022, FY2023, and FY2024 was 0, 0, 39,159, respectively. The number of PSUs that were forfeited during FY 2022, FY 2023, and FY 2024 was 0, 17,925, and 4,356, respectively.

(2)
Gross burn rate is calculated as (A) the total number of stock-settled equity awards granted during the applicable year (with performance awards counted at “target” levels), divided (B) by the weighted average common shares outstanding for the applicable year.

•
An additional metric that we use to measure the cumulative dilutive impact of our equity-based awards program is fully diluted overhang, which is the sum of (1) the number of shares subject to equity awards outstanding (assuming performance at the “target” performance level), but not exercised or settled and (2) the number of shares available to be granted under our equity compensation plans, divided by the sum of (A) the total common shares outstanding, (B) the number of shares subject to equity awards outstanding but not exercised or settled, and (C) the number of shares available to be granted under our equity compensation plans. Our approximate fully-diluted overhang as of June 1, 2024, was 11.5%. If the Plan Amendment had been approved as of such date, our approximate potential overhang, on a fully-diluted basis, would increase by 6.9% to 18.4% and then would decline over time.

If approved by our shareholders, the Plan Amendment would increase the aggregate number of shares available for grant by 1,871,000 shares of common stock.
If we exhaust the share reserve under the Plan without approval of the Plan Amendment, we would lose an important element of our compensation program that is essential to attract, motivate and retain highly qualified talent, and that aligns the interests of our employees with our shareholders.
In light of the factors described above, the Board believes that the size of the share reserve proposed by the Plan Amendment is reasonable and appropriate at this time.
To the extent we grant any awards between June 1, 2024 and the date of this Annual Meeting, the available share reserve under the Amended Plan will be reduced from 431,875 shares (i.e., the remaining available reserve as of June 1, 2024 (431,875 shares, assuming the payout of outstanding PSUs, performance-based stock options and performance-based restricted stock at “target” performance goals) plus 1,871,000 shares) by the number of shares that we grant during such period.
The Amended Plan Combines Compensation and Governance Best Practices
The Amended Plan includes provisions that are designed to protect our shareholders’ interests and to reflect corporate governance best practices including:
•
Shareholder approval is required for additional shares. The Amended Plan does not contain an annual “evergreen” provision. The Amended Plan authorizes a fixed number of shares, so that shareholder approval is required to increase the maximum number of shares of our common stock which may be issued under the Amended Plan.

•
No discount stock options or stock appreciation rights. All stock options and stock appreciation rights will have an exercise price equal to or greater than the fair market value of our common stock on the date the stock option or stock appreciation right is granted.

•
Repricing and cash buyouts are not allowed. The Amended Plan prohibits the repricing or other exchange of underwater stock options and stock appreciation rights for new awards or cash without prior shareholder approval.

•
Limitations on dividend payments on unvested awards. Dividends and dividend equivalents may not be paid on awards subject to vesting conditions unless and until such conditions are met. In addition, dividend equivalents may not be granted on options or stock appreciation rights.

•	Clawback. The Amended Plan provides that all awards will be subject to the Company’s clawback policy (to the extent the policy applies).
•	No tax gross-ups. The Amended Plan does not provide for any tax gross-ups.
•
Individual Award Limits. The Amended Plan provides that the maximum number of shares with respect to which awards may be granted to any single participant in any calendar year is 500,000 shares and the maximum aggregate amount of cash that may be paid in cash to any one person in any calendar year is $5,000,000, which we refer to as the individual award limits.

•
Annual Director Limit. The Amended Plan provides that the sum of any cash compensation and the aggregate grant date fair value (determined as of the date of the grant) of all awards granted to a non-employee director as compensation for services as a non-employee director with respect to any fiscal year, or director limit, may not exceed the amount equal to $500,000.

Shareholder Approval
As mentioned above, if this Plan Amendment is approved, then as of the Amendment Effective Date, an aggregate of (i) 2,795,200 shares and (ii) any shares which are subject to awards outstanding under the 2010 Plan and the 2014 Non-Employee Director Incentive Award Plan (the “Director Plan”) which become available for issuance under the Amended Plan following the effective date of the existing Plan will be reserved for issuance pursuant to the Amended Plan, all of which may be granted as ISOs pursuant to Section 422 of the Code. There are no outstanding awards under the Director Plan. Approval of the Plan Amendment will constitute approval pursuant to the NASDAQ Stock Market shareholder approval requirements applicable to equity compensation plans and approval pursuant to the shareholder approval requirements of Section 422 of the Code relating to ISOs (to the extent required by the Code).
If our shareholders do not approve the Plan Amendment pursuant to this Proposal 4, the additional shares proposed by the Plan Amendment will not become available for issuance and the existing Plan (not as amended by the Plan Amendment) will continue in full force and effect, without giving effect to the Plan Amendment, and we may continue to grant equity-based awards under the Plan subject to shares remaining available for grant under the Plan.
Material Terms of the Amended Plan
Summary of the Amended Plan
This section summarizes certain principal features of the Amended Plan. The summary is qualified in its entirety by reference to the complete text of the Plan, which is incorporated by reference to Appendix A to our Proxy Statement on Schedule 14A filed with the SEC on July 29, 2022, and the Plan Amendment, which is attached hereto as Appendix B.
Eligibility; Administration.
Employees and non-employee directors of our Company or any of its affiliates and consultants, advisers or other persons or entities that can be granted an award that is eligible to be registered on a Form S-8 Registration Statement will be eligible to receive awards under the Amended Plan. Approximately 5,900 employees, nine non-employee directors, and five consultants and advisers are eligible to receive awards under the Amended Plan. The Amended Plan will be administered by our Board of Directors with respect to awards to non-employee directors, and by our Compensation Committee with respect to awards to our employees, consultants, and advisers. The Compensation Committee consists entirely of independent non-employee directors and may delegate its duties and responsibilities to subcommittees of our directors and/or officers, subject to certain limitations that may be imposed under Section 16 of the Securities Exchange Act of 1934, as amended, and/or stock exchange rules, as applicable. The plan administrator has the authority to grant and set the terms of all awards under, make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the Amended Plan, subject to its express terms and conditions.
Limitation on Awards and Shares Available.
As of June 1, 2024, there were 431,875 shares remaining available for grant under the existing Plan (assuming the payout of outstanding PSUs, performance-based stock options and performance-based restricted stock at “target”

performance goals). As described above, if this Proposal 4 is approved, then, as of the Amendment Effective Date, the number of shares reserved for issuance under the Amended Plan will be equal to the sum of (1) 2,795,200 shares of our common stock, plus (ii) any shares which are subject to awards granted under the 2010 Plan (“Prior Plan Awards”) or under the Director Plan (“Prior Director Plan Awards”) that again become available for grant pursuant to the terms of the Amended Plan (the “Share Limit”). There are no outstanding Prior Director Plan Awards. The shares issued under the Amended Plan may be treasury shares, authorized but unissued shares, or shares purchased in the open market. The maximum number of shares that may be issued upon the exercise of ISOs is 2,795,200.
As noted above, while we may continue to grant further awards under the existing Plan prior to the annual meeting date, to the extent we do so, the available share reserve under the Amended Plan will be reduced by the number of shares that we grant under the Plan, if any, between June 1, 2024 and the annual meeting date.
To the extent that an award (or a Prior Plan Award or Prior Director Plan Award) is forfeited, expires, or is settled for cash (in whole or in part), any shares subject to the award, or Prior Plan Award or Prior Director Plan Award, will be available for future grant under the Amended Plan and added back to the Share Limit in the same number of shares as were debited from the Share Limit (or the share limit contained in the Prior Plan or Director Plan) in respect of that award. As mentioned above, there are no outstanding Prior Director Plan Awards. For clarity, such shares subject to Prior Plan Awards will be added back to the Share Limit as follows: (A) any shares subject to a Prior Plan Award that is a Full Value Award (which generally includes awards other than stock options and stock appreciation rights (“SARs”)) and that was granted prior to November 15, 2017 will be added back to the Share Limit with respect to 2.5 shares for each share; (B) any shares subject to a Prior Plan Award that is a Full Value Award and that was granted on or after November 15, 2017 but prior to July 21, 2020 will be added back to the Share Limit with respect to 2 shares for each share; and (C) any shares subject to a Prior Plan Award that is a Full Value Award and that was granted on or after July 21, 2020 but prior to the effective date of the existing Plan will be added back to the Share Limit with respect to 1.7 shares for each share. Additionally, shares repurchased by the Company at the same price paid by a participant pursuant to the Company’s repurchase right with respect to restricted stock awards will be available for future grant under the Amended Plan.
The following types of shares will not be added back to the available share limit under the Amended Plan: (A) shares tendered by a participant or withheld by the Company in payment of the exercise price of an option; (B) shares tendered by a participant or withheld to satisfy any tax withholding obligation with respect to an award; (C) shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on exercise thereof; and (D) shares purchased on the open market with the cash proceeds from the exercise of options.
Awards granted under the Amended Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which the Company enters into a merger or similar corporate transaction will not reduce the shares authorized for grant under the Amended Plan, except shares acquired upon the exercise of ISOs will count against the maximum number of shares that may be issued under the Amended Plan pursuant to the exercise of ISOs.
The maximum number of shares of our common stock that may be subject to one or more awards granted to any one participant pursuant to the Amended Plan during any calendar year (measured from the date of any grant) is 500,000, and the maximum amount that may be paid in cash pursuant to the Amended Plan to any one participant during any calendar year (measured from the date of any payment) is $5,000,000. In addition, under the Amended Plan, the maximum aggregate value of cash compensation and equity-based awards which may be granted to a non-employee director in any fiscal year is $500,000. Awards granted under the Amended Plan may not vest earlier than the one year anniversary of their grant date, except for: (i) substitute awards, (ii) awards delivered in lieu of fully-vested performance awards if such performance awards were subject to at least a one-year performance period, (iii) certain awards made to non-employee directors, and (iv) other awards, which may not exceed 5% of the aggregate shares available for issuance under the Amended Plan.
•
Awards. The Amended Plan provides for the grant of stock options, including ISOs and nonqualified stock options (“NSOs”), restricted stock, restricted stock units (“RSUs”), performance awards, including performance stock units, dividend equivalents, stock payments, deferred stock, deferred stock units and SARs. Certain awards under the Amended Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms. Awards other than cash awards will generally be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.
•
Stock Options. Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other Code requirements are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (110% in the case of ISOs granted to certain significant shareholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant shareholders). Vesting conditions determined by the plan administrator may apply to stock options, may include continued service, performance and/or other conditions.

•
Stock Appreciation Rights. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs, and may include continued service, performance and/or other conditions.

•
Restricted Stock; Deferred Stock; Deferred Stock Units; RSUs; Performance Stock Units. Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. Dividends which are paid prior to vesting will only be paid to the extent that the applicable vesting conditions are subsequently satisfied and the shares vest. Deferred stock and RSUs are contractual promises to deliver shares of our common stock, or in the case of RSUs, the cash value of a share or other consideration determined by the plan administrator, in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying these awards may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Performance stock units and deferred stock units are contractual rights to receive a range of shares of our common stock, cash, or a combination of cash and shares, in the future based on the attainment of specified performance goals, in addition to other conditions which may apply to these awards. Delivery of the consideration underlying the deferred stock units may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Conditions applicable to restricted stock, deferred stock, deferred stock units, RSUs and performance stock units may be based on continuing service with us or our affiliates, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

•
Stock Payments. Stock payments are awards of fully vested shares of our common stock that may, but need not be, made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards.

•
Dividend Equivalents. Dividend equivalents may be granted based on dividends paid on shares of our common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend payments dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator. Dividend equivalents that are based on dividends paid prior to the vesting of an award will only be paid to the extent that the vesting conditions are subsequently satisfied and the award vests.

•
Performance Awards. All awards may be granted as performance awards (including cash bonuses and performance stock units), meaning that any such award will be subject to vesting and/or payment based on the attainment of specified performance goals over a specified performance period.

•
Restriction on Repricing. Absent shareholder approval, neither the Compensation Committee nor our Board of Directors has the authority, with or without the consent of the affected holders of stock options or SARs, to “reprice” any stock option or SAR after the date of its initial grant with a lower exercise price in substitution for the original exercise price. In this context, “repricing” means canceling an option or

SAR to issue a replacement option or SAR to the holder at a lower exercise price, reducing the exercise price of an option or SAR, canceling an option or SAR in exchange for cash or another type of equity award, or taking any other action that is treated as a “repricing” under GAAP.
•
Certain Transactions. The plan administrator has broad discretion to equitably adjust the provisions of the Amended Plan, as well as the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our shareholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the Amended Plan and outstanding awards. In the event of a change in control of the Company (as defined in the Amended Plan), the surviving entity must assume outstanding awards or substitute economically equivalent awards for such outstanding awards; however, if the surviving entity refuses to assume or substitute for outstanding awards, then the plan administrator may cause (i) any or all of such Awards (or portion thereof) to terminate in exchange for cash, rights or other property as specified in the Amended Plan, provided that awards held by our non-employee directors may be settled solely in shares of our common stock, or (ii) any or all of such awards (or portion thereof) to vest in full (and for performance-based awards, vested at target, unless provided otherwise in an individual agreement between the Company and a participant) immediately prior to the transaction. If the surviving entity assumes or substitutes for outstanding awards, and a participant undergoes a termination of employment by reason of “Involuntary Termination” (as defined in the Amended Plan) on or within two years following the change in control, then all of the participant’s awards assumed or substituted for in connection with the change in control will vest in full. Individual award agreements may provide for additional provisions and limitations as the administrator may determine, in its sole discretion.

•
Foreign Participants; Claw-Back Provisions; Transferability; Participant Payments. The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. All awards will be subject to the provisions of the Company’s Policy for Recovery of Erroneously Awarded Compensation, effective as of October 2, 2023, as such policy may be amended from time to time. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the Amended Plan are generally non-transferable prior to vesting and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Amended Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a “market sell order” or such other consideration as it deems suitable.

•
Plan Amendment and Termination. Our Board of Directors may amend or terminate the Amended Plan at any time; however, the Company will obtain shareholder approval of any amendment to the extent necessary to comply with applicable law. The Amended Plan will remain in effect until September 5, 2034, unless earlier terminated, but an ISO may not be granted after July 25, 2034. No awards may be granted under the Amended Plan after its termination.

Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Amended Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
•
Non-Qualified Stock Options. If a participant is granted an NSO under the Amended Plan, the participant should not have taxable income on the grant of the option. Generally, the participant should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The participant’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the participant exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.
•
Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of our common stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

•
Other Awards. The current federal income tax consequences of other awards authorized under the Amended Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Section 83(b) election); RSUs, performance awards, dividend equivalents, deferred stock, deferred stock units and stock payment awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

Section 409A of the Code
Certain types of awards under the Amended Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Amended Plan and awards granted under the Amended Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary or appropriate by the plan administrator, the Amended Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.

New Plan Benefits
Except for grants of RSUs that will be awarded to each non-employee director serving on our Board around September 5, 2024 with a value equal to $100,000 which are reflected in the table below and awards of PSUs and RSUs to our executive officers and other employees, future awards that our named executive officers, directors, other executive officers and other employees and consultants may receive under the Amended Plan will be determined in the discretion of our Board or Compensation Committee, and neither our Board nor the Compensation Committee has made any determination to make future grants to any persons under the Amended Plan as of the date of this Annual Meeting. Therefore, it is not possible to determine the future benefits that will be received by these participants under the Amended Plan.
Name and Position	Dollar Value ($)	Number of Shares (#)
Selwyn Joffe, Chairman, President and Chief Executive Officer	(1)	59,728(2)
David Lee, Chief Financial Officer	(1)	22,304(2)
Kamlesh Shah, Chief Accounting Officer	(1)	11,151(2)
Doug Schooner, Chief Manufacturing Officer, SVP, Operations for Under-the-Car Product Lines	(1)	8,675(2)
Juliet Stone, Vice President, Secretary and General Counsel	(1)	14,870(2)
All Current Executive Officers as a Group	(1)	116,728(2)
All Current Non-Executive Directors as a Group	700,000(3)	(4)
All Employees, Including all Current Officers who are not Executive Officers, as a Group	(1)	124,891(2)
(1)	The dollar value of the PSUs and RSUs to be granted to our executive officers and other employees will depend on the value of our common stock on the applicable grant date.
(2)	Represents awards of PSUs, at the target level of performance, and RSUs to be granted to our executive officers and other employees pursuant to the Plan.
(3)	Each non-employee director serving on our Board of Directors on the date of this annual meeting will be awarded RSUs having a value equal to $100,000.
(4)
The aggregate number of RSUs to be granted to non-employee directors is not included in the table above as the number of shares subject to their awards will depend on the value of our common stock on, or around, September 5, 2024.

Plan Benefits
The table below sets forth summary information concerning the number of shares of our common stock subject to equity awards granted to certain persons under the Amended Plan as of July 22, 2024. The closing per share market value of our stock on July 22, 2024 was $6.12.
Certain awards set forth in this table for the named executive officers were granted in Fiscal Year 2024 and therefore also are included in the Summary Compensation Table and in the Grants of Plan-Based Awards Table set forth in this Proxy Statement and are not additional awards. Certain awards set forth in this table for the non-employee directors were granted in Fiscal Year 2024 and therefore also are included in the Director Compensation Table set forth in this Proxy Statement and are not additional awards.
Name and Position	Options (#)	Restricted Stock Units (#)	Performance Based Restricted Stock Units (#)(1)
Selwyn Joffe, Chairman, President and Chief Executive Officer	83,700	44,795	184,748
David Lee, Chief Financial Officer	20,900	16,729	68,994
Kamlesh Shah, Chief Accounting Officer	4,700	8,365	34,497
Doug Schooner, Chief Manufacturing Officer, SVP, Operations for Under-the-Car Product Lines	—	6,505	26,830
Juliet Stone, Vice President, Secretary and General Counsel	—	11,153	45,995
All Current Executive Officers as a Group	109,300	87,547	361,064
All Current Non-Executive Directors as a Group	—	153,392	—

Name and Position	Options (#)	Restricted Stock Units (#)	Performance Based Restricted Stock Units (#)(1)
Current Director Nominees:
David Bryan	—	19,174	—
Joseph Ferguson	—	19,174	—
Philip Gay	—	19,174	—
F. Jack Liebau Jr.	—	—	—
Jeffrey Mirvis	—	19,174	—
Anil Shrivastava	—	—	—
Douglas Trussler	—	—	—
Patricia Warfield	—	19,174	—
Barbara Whittaker	—	19,174	—
Each Associate of any such Directors, Executive Officers or Nominees	—	—	—
Each Other Person who Received or are to Receive 5% of Such Options or Rights	9,400	38,348	—
All Employees, Including all Current Officers who are not Executive Officers, as a Group	22,833	119,503	379,910
(1)
Based on “target” levels of performance for PSU awards, performance-based stock options and performance-based restricted stock awards granted for outstanding awards; otherwise based on actual PSU awards, performance-based stock options and performance-based restricted stock awards vested.

The Board of Directors recommends that shareholders vote FOR the approval of the First Amendment to the
Motorcar Parts of America, Inc. 2022 Incentive Award Plan.

MISCELLANEOUS
Shareholder Proposals
The Company intends to file a proxy statement and a WHITE proxy card with the SEC in connection with its solicitation of proxies for our 2024 annual meeting of shareholders. To be considered for inclusion in next year’s proxy statement, shareholder proposals submitted in accordance with SEC’s Rule 14a-8 must be received at our principal executive offices no later than the close of business on March 28, 2025. Proposals should be addressed to Corporate Secretary, Motorcar Parts of America, Inc., 2929 California Street, Torrance, California 90503.
Our Amended and Restated Bylaws require that any shareholder proposal that is not submitted for inclusion in next year’s proxy statement under SEC Rule 14a-8 but is instead sought to be presented directly at the next annual meeting of shareholders, must be received at our principal executive offices not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting of shareholders. As a result, proposals, including director nominations, submitted pursuant to the provisions of our Amended and Restated Bylaws must be received no earlier than May 8, 2025, nor later than June 7, 2025. Proposals should be addressed to Corporate Secretary, 2929 California Street, Torrance, California 90503 and include the information set forth in our Amended and Restated Bylaws. SEC Rules permit management to vote proxies in its discretion in certain cases if the shareholder does not comply with these deadlines, and in certain other cases notwithstanding the shareholder’s compliance with these deadlines.
Shareholder Communication with our Board
Any communications from shareholders to our Board of Directors must be addressed in writing and mailed to the attention of the Board of Directors, c/o Corporate Secretary, 2929 California Street, Torrance, California 90503. The Corporate Secretary will compile the communications, summarize lengthy or repetitive communications, and forward these communications to the directors, in accordance with the judgment of our Chairman of the Board. Any matter relating to our financial statements, accounting practices or internal controls should be addressed to the Audit Committee Chair.
Shareholders who wish to nominate a director to the Board of Directors can utilize the Shareholder Proposal process above or the channels described in this section to provide information on their candidate. The Nominating and Corporate Governance Committee will review any submitted candidate according to their normal practice.
Other Matters
We are not aware of any matters other than those specifically referred to in this proxy statement that may be brought before the meeting. If any other matters or motions should properly come before the meeting, including a motion to postpone or adjourn the meeting, the persons named in the Proxy intend to vote on any such matter in accordance with their best judgment, including any matters or motions dealing with the conduct of the meeting.
Annual Report on Form 10-K
Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2024, as filed with the SEC on June 11, 2024, and the 10-K/A for the fiscal year ended March 31, 2024 as filed with the SEC on June 28, 2024, are being mailed to each shareholder of record together with this proxy statement, unless such shareholder elects to receive such materials online, through notice and access.
Proxies
All shareholders are urged to fill in their choices with respect to the matters to be voted on, sign, date and promptly return the enclosed form of Proxy or vote online using www.proxyvote.com.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

A number of brokers with account holders who are our shareholders will be “householding” our proxy materials. A single proxy statement may be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you notify your broker or us that you no longer wish to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report in the future you may (i) notify your broker or (ii) direct your written request to: Motorcar Parts of America, Inc. Attn: Corporate Secretary, 2929 California Street, Torrance, California 90503, telephone: (310) 212-7910. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered.
By order of the Board of Directors

Juliet Stone,
Secretary
July 26, 2024

APPENDIX A
Motorcar Parts of America, Inc.
FY2024 Cash Bonus Performance Measurements
EBITDA after adjustments as discussed in earnings press release for Fiscal 2024:
Year Ended March 31, 2024
GAAP net (loss) income	$(49,244,000)
Interest expense, net	60,040,000
Income tax expense	36,176,000
Depreciation and amortization	11,619,000
EBITDA	$58,591,000

Non-cash items impacting EBITDA
Core and finished goods premium amortization	$10,963,000
Revaluation - cores on customers' shelves	5,353,000
Share-based compensation expenses	4,700,000
Foreign exchange impact of lease liabilities and forward contracts	(3,814,000)
Change in fair value of compound net derivative liability and loss on extinguishment of debt	(852,000)
Total non-cash items impacting EBITDA	$16,350,000

Cash items impacting EBITDA
Supply chain disruptions and related costs	$7,472,000
New product line start-up costs and transition expenses, and severance	1,820,000
Total cash items impacting EBITDA	$9,292,000

EBITDA after adjustments	$84,233,000
Gross profit after adjustments as discussed in earnings press release for Fiscal 2024:
Year Ended March 31, 2024
GAAP gross profit	$132,551,000
Items impacting net sales:
Core and finished goods premium amortization and supply chain distruptions	18,435,000
Items impacting cost of goods sold:
Revaluation - cores on customers' shelves	5,353,000
Gross profit after adjustments	$156,339,000
Cash from Operating Activities for Fiscal 2024:
Year Ended March 31, 2024
Cash from operating activities	$39,172,000
A-1

APPENDIX B

FIRST AMENDMENT TO
MOTORCAR PARTS OF AMERICA, INC.
2022 INCENTIVE AWARD PLAN
This First Amendment (“First Amendment”) to the Motorcar Parts of America, Inc. 2022 Incentive Award Plan (the “Plan”), is adopted by the Board of Directors (the “Board”) of Motorcar Parts of America, Inc., a New York corporation (the “Company”), effective as of September 5, 2024 (the “Amendment Effective Date”). Capitalized terms used in this First Amendment and not otherwise defined herein shall have the meanings ascribed to such terms in the Plan.
RECITALS
A.	The Company currently maintains the Plan.
B.
Pursuant to Section 13.1 of the Plan, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board or the Compensation Committee of the Board, subject to approval by the stockholders of the Company twelve (12) months before or after such action.

C.
The Board believes it is in the best interests of the Company and its stockholders to amend the Plan to (i) increase the number of shares which may be issued pursuant to awards under the Plan, including the number of shares which may be issued under the Plan upon the exercise of Incentive Stock Options (as defined in the Plan), (ii) extend the term of the Plan and (iii) extend the period under which Incentive Stock Options may be granted under the Plan.

AMENDMENT
The Plan is hereby amended as follows, effective as of the Amendment Effective Date:
1.	Section 3.1(a). Section 3.1(a) of the Plan is hereby amended and restated in its entirety with the following:
“Subject to Sections 3.1(b) and 13.2 hereof, the aggregate number of Shares which may be issued pursuant to Awards under the Plan shall be equal to the sum of (i) 2,795,200 Shares; and (ii) any Shares which are subject to Prior Plan Awards and Prior Director Plan Awards which become available for issuance under the Plan following the Effective Date pursuant to Section 3.1(b) (the “Share Limit”). In order that the applicable regulations under the Code relating to Incentive Stock Options be satisfied, the maximum number of Shares that may be issued under the Plan upon the exercise of Incentive Stock Options shall be 2,795,200 Shares. As of the Effective Date, the Company will cease granting awards under the Prior Plan and the Director Plan; however, awards issued under the Prior Plan and the Director Plan and outstanding as of the Effective Date will remain subject to the terms of the applicable plan.”
2.	Section 13.3. Section 13.3 of the Plan is hereby deleted and replaced in its entirety with the following:
“Effective Date and Term of Plan. The Plan shall be effective as of the Effective Date. Unless sooner terminated as provided herein, the Plan shall terminate, and no Award may be granted pursuant to the Plan after September 5, 2034; provided, however, that no Incentive Stock Option may be granted pursuant to the Plan after July 25, 2034.”
3.	This First Amendment shall be and, as of the Amendment Effective Date, is hereby incorporated in and forms a part of the Plan.
4.	Except as expressly provided herein, all terms and conditions of the Plan shall remain in full force and effect.
B-1

MOTORCAR PARTS OF AMERICA, INC.
2929 CALIFORNIA STREET
TORRANCE, CA 90503
ATTN: JULIET STONE

SCAN TO VIEW MATERIALS & VOTE

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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V54778-P15818 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MOTORCAR PARTS OF AMERICA, INC.

The Directors recommend a vote FOR all Nominees listed in Proposal 1, FOR approval of Proposal 2, FOR approval of Proposal 3 and FOR approval of Proposal 4.

1. Election of Directors

Nominees:	**For**	**Against**	**Abstain**
1a. Selwyn Joffe	☐	☐	☐
1b. Dr. David Bryan	☐	☐	☐
1c. Joseph Ferguson	☐	☐	☐
1d. Philip Gay	☐	☐	☐
1e. F. Jack Liebau, Jr.	☐	☐	☐
1f. Jeffrey Mirvis	☐	☐	☐
1g. Anil Shrivastava	☐	☐	☐
1h. Douglas Trussler	☐	☐	☐
1i. Patricia (Tribby) W. Warfield	☐	☐	☐
1j. Barbara L. Whittaker	☐	☐	☐

	For	**Against**	**Abstain**
2. To ratify the appointment of Ernst & Young LLP as the Company's independent registered public accountants for the fiscal year ending March 31, 2025.	☐	☐	☐
3. To vote on an advisory (non-binding) proposal to approve the compensation of our named executive officers.	☐	☐	☐
4. To vote on approval of the First Amendment to Motorcar Parts of America, Inc. 2022 Incentive Award Plan.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please indicate full title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the 2024 Annual Meeting of Stockholders to be held September 5, 2024.

The Proxy Statement and our 2024 Annual Report to Stockholders are available at www.proxyvote.com.

V54779-P15818

MOTORCAR PARTS OF AMERICA, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MOTORCAR PARTS OF AMERICA, INC.

The undersigned hereby appoints Selwyn Joffe and Juliet Stone, and each of them, the true and lawful proxies of the undersigned, with full power of substitution, to vote all shares of the common stock, $0.01 par value per share, of MOTORCAR PARTS OF AMERICA, INC., which the undersigned is entitled to vote at the Annual Meeting of Stockholders of MOTORCAR PARTS OF AMERICA, INC., to be held at 10:00 a.m. (PT) on **September 5, 2024** at the offices of the Company at 2929 California Street, Torrance, California 90503 and any and all adjournments or postponements thereof (the "Meeting"), on the proposals set forth below and any other matters properly brought before the Meeting.

Unless a contrary direction is indicated, this Proxy will be voted **FOR** all nominees listed in Proposal No. 1, **FOR** approval of Proposal No. 2, **FOR** approval of Proposal No. 3, and **FOR** approval of Proposal No. 4. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

All Proxies to be voted at said Meeting heretofore earlier given by the undersigned are hereby revoked. Receipt of Notice of Stockholders Meeting and Proxy Statement dated July 26, 2024 is hereby acknowledged.

Continued and to be signed on reverse side